AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1998

                                                REGISTRATION NO. 333-43397
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                    NEW ENGLAND INVESTMENT COMPANIES, L.P.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                      6282                  13-3405992
    (STATE OR OTHER            (PRIMARY STANDARD        (I.R.S. EMPLOYER
    JURISDICTION OF        INDUSTRIAL CLASSIFICATION  IDENTIFICATION NUMBER)
   INCORPORATION OR              CODE NUMBER)
     ORGANIZATION)



                              399 BOYLSTON STREET
                          BOSTON, MASSACHUSETTS 02116
                                (617) 578-3500
  (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------
                           EDWARD N. WADSWORTH, ESQ.
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                    NEW ENGLAND INVESTMENT COMPANIES, L.P.
                              399 BOYLSTON STREET
                          BOSTON, MASSACHUSETTS 02116
                                (617) 578-3500
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                 PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                           CHRISTOPHER A. KLEM, ESQ.
                                 ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS 02110
                                (617) 951-7000

                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effectiveness of the Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ---------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTABLE PRIOR TO THE TIME THE REGISTRATION STATEMENT + +BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 10, 1998

                     NEW ENGLAND INVESTMENT COMPANIES, L.P.

                            LIMITED PARTNER INTEREST

                                10,000,000 UNITS

                                  -----------

  This Prospectus is being furnished to the holders of units representing limited partner interests ("NEICOP LP Units") in NEIC Operating Partnership, L.P. ("NEICOP") in connection with an offer (the "Exchange Offer") by New England Investment Companies, L.P. ("NEIC"), a Delaware limited partnership, to issue from time to time units representing limited partner interests in NEIC ("NEIC LP Units") in exchange for NEICOP LP Units (the "Exchange"). The Exchange Offer is limited by significant contractual, securities law, federal income tax, and other restrictions. See "The Exchange Offer."

  NEIC is the Advising General Partner of NEICOP. Prior to December 29, 1997, NEIC conducted the business currently conducted by NEICOP. At that time, NEIC contributed all of its operating assets, subject to its liabilities, to NEICOP in exchange for units representing partner interests in NEICOP ("NEICOP Units"). See "The Exchange Offer--Background to the Exchange Offer." The sole general partner of NEIC is New England Investment Companies, Inc. ("NEIC, Inc."), which is also the Managing General Partner of NEICOP. See "Relationship Between NEIC and NEICOP."

  NEIC LP Units are traded on the New York Stock Exchange (the "NYSE") under the symbol "NEW." On February 2, 1998, the last reported sale price of the NEIC LP Units on the NYSE was $30 1/4.

                                  -----------

  FOR INFORMATION CONCERNING CERTAIN CONSIDERATIONS RELATING TO THIS OFFERING, SEE "RISK FACTORS" BEGINNING ON PAGE 9.

 THESE  SECURITIES HAVE  NOT BEEN  APPROVED OR DISAPPROVED  BY THE  SECURITIES
   AND EXCHANGE COMMISSION NOR  HAS THE COMMISSION  PASSED UPON THE ACCURACY
    OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

             THE DATE OF THIS PROSPECTUS IS FEBRUARY  , 1998.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................................    1
INCORPORATION OF DOCUMENTS BY REFERENCE...................................    1
SUMMARY...................................................................    3
  The Partnerships........................................................    3
  The Exchange Offer......................................................    4
  Risk Factors............................................................    6
  Certain Federal Income Tax Consequences.................................    6
  Comparative Rights of Unitholders.......................................    7
  Comparative Per Unit Prices.............................................    7
  Pro Forma Financial Data of NEIC........................................    7
  Selected Historical Financial Data of NEICOP............................    7
  Comparative Per Unit Data...............................................    8
RISK FACTORS..............................................................    9
THE EXCHANGE OFFER........................................................   14
  Background to the Exchange Offer........................................   14
  Purpose of the Exchange Offer...........................................   14
  Terms of the Exchange Offer.............................................   14
  Limits on the Exchange Offer............................................   15
  Exchange Procedure......................................................   16
  Duration of the Exchange Offer..........................................   17
  Suspension of the Exchange Offer........................................   17
  Interests of Certain Persons in the Exchange Offer......................   17
  Governmental Approvals..................................................   17
  Tax Treatment of the Exchange...........................................   17
DESCRIPTION OF NEIC LP UNITS..............................................   17
COMPARATIVE RIGHTS OF UNITHOLDERS.........................................   17
  General Partners........................................................   18
  Limited Transferability of NEICOP LP Units..............................   18
  Tax Payments and Continuing Obligations of NEICOP Unitholders and Former
   NEICOP Unitholders.....................................................   18
  Right of Purchase of NEICOP LP Units....................................   19
  Look-Through Voting.....................................................   19
  Voting Limitation.......................................................   19
  Expenses................................................................   20
  Removal of a General Partner............................................   20
BUSINESS OF NEIC..........................................................   20
BUSINESS OF NEICOP........................................................   20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF NEICOP.....................................................   21
UNAUDITED PRO FORMA FINANCIAL STATEMENTS..................................   21
SELECTED FINANCIAL DATA OF NEICOP.........................................   21

COMPARATIVE PER UNIT PRICES AND DISTRIBUTIONS..............................  21
  NEIC.....................................................................  21
  NEICOP...................................................................  22
MANAGEMENT OF NEIC AND NEICOP..............................................  22
PRINCIPAL HOLDERS OF NEIC LP UNITS.........................................  23
PRINCIPAL HOLDERS OF NEICOP UNITS..........................................  24
RELATIONSHIP BETWEEN NEIC AND NEICOP.......................................  26
  The Dropdown.............................................................  26
  Relationship Among NEICOP, NEIC and NEIC, Inc............................  26
  Restrictions on NEIC's Activities........................................  26
  NEIC's Commitment to Exchange NEIC LP Units (or Cash at NEIC's Option)
   for NEICOP LP Units.....................................................  26
  NEIC's Commitment to Register Certain NEIC LP Units......................  27
  NEICOP's Commitment to Cooperate with NEIC with respect to NEIC's
   Securities Law and NYSE-Related Obligations.............................  27
  Coordination of Voting...................................................  27
  Sharing of Expenses......................................................  27
  NEIC's Commitment to Issue NEIC LP Units to NEICOP to Enable NEICOP to
   Satisfy its Obligations under its Employee Benefit Plans................  27
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................  27
  Consequences of the Exchange.............................................  28
  Taxation of NEIC and its Partners........................................  29
  Taxation of NEICOP and its Partners......................................  30
  Disposition of NEIC LP Units.............................................  30
CERTAIN SECURITIES LAW CONSIDERATIONS......................................  31
LEGAL MATTERS..............................................................  31
EXPERTS....................................................................  31

                             AVAILABLE INFORMATION

  NEIC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges. NEIC also makes filings of reports, proxy statements and other information pursuant to the Exchange Act with the SEC electronically, and such materials may be inspected and copied at the SEC's Web site (http://www.sec.gov). Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  NEIC has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the NEIC LP Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC, and the exhibits relating thereto, which have been filed with the SEC. Copies of the Registration Statement and the exhibits are on file at the offices of the SEC and may be obtained upon payment of the fees prescribed by the SEC, or examined without charge at the public reference facilities of the SEC described above.

  No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by NEIC or NEICOP. This Prospectus relates solely to the NEIC LP Units offered hereby and it may not be used or relied on in connection with any other offer or sale of securities of NEIC. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstance imply that the information herein is correct as of any date subsequent to the date hereof.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents previously filed by NEIC with the SEC pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:

    1. NEIC's Annual Report on Form 10-K for the year ended December 31,
  1996.

    2. NEIC's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997.

    3. NEIC's Current Reports on Form 8-K dated January 3, 1997, May 28, 1997, and December 31, 1997.

    4. The description of the NEIC LP Units contained in NEIC's Amendment on Form 8-A/A dated December 29, 1997 to its Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.

  All documents subsequently filed by NEIC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering shall be deemed incorporated herein by reference from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, TO NEW ENGLAND INVESTMENT COMPANIES, L.P., 399 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02116, ATTENTION: EDWARD N. WADSWORTH, CORPORATE SECRETARY, OR BY CALLING (617) 578-3500.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Prospectus and incorporated by reference herein. This summary does not contain a complete statement of all material information relating to the exchange of NEICOP LP Units for NEIC LP Units and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Prospectus. Holders of NEICOP LP Units should carefully read this Prospectus in its entirety.

                                THE PARTNERSHIPS

NEICOP

  NEICOP is a major investment manager that offers a broad array of investment management products and styles across a wide range of asset categories to institutions and individuals. The business of NEICOP is conducted through eleven investment management firms and three principal distribution and consulting firms, all but one of which are wholly owned by NEICOP. NEICOP's assets under management include equity and domestic and international fixed income securities, money market funds and real estate.

  NEICOP's strategy is to capitalize on growth opportunities for investment management services in the institutional, mutual fund and private client markets. NEICOP's investment management firms are primarily responsible for developing and implementing their own investment philosophy, business plans and management fees. Each investment management firm manages its business independently on a day-to-day basis and maintains an image and identity that is separate from both NEICOP and the other investment management firms. NEICOP makes available distribution, consulting and administrative services which the investment management firms draw upon as needed. NEICOP seeks to grow by expanding the capabilities of its investment management firms; increasing and focusing its marketing efforts; selectively expanding its distribution channels; and selectively pursuing the acquisition of other investment management firms.

  The executive offices of NEICOP are located at 399 Boylston Street, Boston, Massachusetts 02116, and its telephone number is (617) 578-3500.

NEIC

  NEIC's current business is serving as the Advising General Partner of NEICOP. Its main asset consists of units representing a general partner's interest in NEICOP ("NEICOP GP Units"). NEIC's rights and responsibilities as the Advising General Partner of NEICOP are described in more detail in "Relationship Between NEIC and NEICOP--Relationship Among NEICOP, NEIC and NEIC, Inc."

  Prior to December 29, 1997, NEIC conducted the business currently conducted by NEICOP. At that time, NEIC contributed all of its operating assets, subject to all of its liabilities, to NEICOP in exchange for NEICOP Units. NEIC has agreed with NEICOP to certain restrictions on its activities in the Intercompany Agreement between NEIC and NEICOP dated as of December 29, 1997 (the "Intercompany Agreement"). NEIC, Inc. is the sole general partner of NEIC and also the Managing General Partner of NEICOP (the "Managing General Partner"). See "Relationship Between NEIC and NEICOP."

  The executive offices of NEIC are also located at 399 Boylston Street, Boston, Massachusetts 02116, and its telephone number is (617) 578-3500.

                               THE EXCHANGE OFFER

BACKGROUND TO THE EXCHANGE OFFER

  NEIC LP Units are traded on the NYSE. Although publicly traded partnerships are generally taxed as corporations, NEIC believes it is eligible to be taxed as a partnership for federal income tax purposes under a special provision grandfathering publicly traded partnerships that were in existence in 1987. Such grandfathered publicly traded partnerships may elect to continue to be classified as partnerships (rather than corporations) for federal income tax purposes, as long as they pay an annual tax equal to 3.5% of their gross income from the active conduct of a trade or business for taxable years beginning after December 31, 1997 (the "Gross Income Tax") and satisfy certain other conditions. In determining the gross income of a partnership for purposes of this tax, the partnership is to take into account its distributive share of the gross income of other partnerships in which it has a direct or indirect interest.

  On December 29, 1997, NEIC contributed all of its operating assets, subject to all of its liabilities, to NEICOP in exchange for a number of NEICOP Units such that NEIC owned a number of NEICOP Units equal to the number of units representing partner interests in NEIC ("NEIC Units") then outstanding. (Such contribution and exchange are herein referred to as the "Dropdown.") In connection with the Dropdown, NEIC and NEICOP entered into the Intercompany Agreement, and the Amended and Restated Agreement of Limited Partnership of NEIC was further amended and restated (as so amended and restated, the "NEIC Partnership Agreement"). NEIC then transferred certain of the NEICOP Units it had received in the Dropdown to certain of its unitholders in exchange for an equal number of NEIC LP Units (together with NEIC's election to pay the Gross Income Tax and the Dropdown, the "Restructuring"). As a result, since the Restructuring, NEICOP has conducted the business conducted by NEIC prior to December 29, 1997. NEIC has decided to elect to continue to be classified as a partnership for its taxable years beginning on and after January 1, 1998, and to pay the 3.5% Gross Income Tax.

  NEIC believed that creating a lower-tier partnership would have significant benefits. In particular, acquisition candidates of NEIC had expressed a desire for a structure of the type that would result from the Restructuring, and NEIC therefore believed that the existence of a lower tier would facilitate future acquisitions. Furthermore, NEIC believed that it was desirable to have key persons owning equity interests in a separate legal structure with arrangements designed to encourage long-term participation in NEIC's operations.

PURPOSE OF THE EXCHANGE OFFER

  In the Intercompany Agreement, NEIC agreed to effect a continuing exchange offer of NEIC LP Units (or cash at NEIC's option) for NEICOP LP Units in accordance with, and subject to the limitations of, the provisions of the Amended and Restated Agreement of Limited Partnership of NEICOP (the "NEICOP Partnership Agreement"). There are substantial contractual, securities law, federal income tax and other restrictions on the Exchange Offer. NEIC also agreed to use its best efforts to file a registration statement under the Securities Act to cover the issuance of any and all NEIC LP Units pursuant to the Exchange.

  The purpose of the Exchange Offer is to offer a limited source of liquidity for holders of NEICOP LP Units, by allowing them in limited circumstances to obtain NEIC LP Units, which are traded on the NYSE, in exchange for NEICOP LP Units, which are not traded on any market, or cash at NEIC's election.

TERMS OF THE EXCHANGE OFFER

  Subject to the provisions of the Intercompany Agreement and the NEICOP Partnership Agreement and the other limitations set forth herein, NEIC agrees to exchange NEIC LP Units for NEICOP LP Units on a continuing basis. In exchange for NEICOP LP Units accepted for exchange, a holder will be entitled to receive that number of NEIC LP Units equal to the product of (1) the NEIC Exchange Ratio, and (2) the number of NEICOP LP Units accepted for exchange. The NEIC Exchange Ratio will initially be equal to one, but will be adjusted in certain circumstances. See "The Exchange Offer--Terms of the Exchange Offer."

  NEIC will pay exchanging holders cash in lieu of any fractional NEIC LP Units, and may, at its option, transfer cash to any exchanging holder in lieu of NEIC LP Units.

  Participation in the Exchange Offer is voluntary. No holder of NEIC LP Units is required to participate in the Exchange Offer.

LIMITS ON THE EXCHANGE OFFER

  NEIC's offer to exchange NEIC LP Units (or cash at NEIC's election) for NEICOP LP Units is limited by significant contractual, securities law, federal income tax, and other restrictions. In particular, NEIC will not exchange NEIC LP Units for NEICOP LP Units if it believes that such exchange will create a risk that NEICOP will be treated as a publicly traded partnership for federal income tax purposes.

  In addition, NEIC will not exchange NEIC LP Units for NEICOP LP Units if the Managing General Partner of NEICOP has not consented to such transfer of NEICOP LP Units by the holder of such units. The NEICOP Partnership Agreement contains significant restrictions on the transfer of NEICOP LP Units without the consent of the Managing General Partner of NEICOP. In addition, it authorizes the Managing General Partner of NEICOP not to recognize any transfers that violate the terms of the NEICOP Partnership Agreement by, among other things, refusing to admit such a transferee as a partner and refusing to recognize any rights of such transferee. One of the purposes of these restrictions is to ensure that NEICOP is not classified as a publicly traded partnership under the Internal Revenue Code of 1986, as amended (the "Code"), and the NEICOP Partnership Agreement grants authority to the Managing General Partner to amend the transfer restrictions and to prohibit certain transfers that, in the opinion of the Managing General Partner, create a risk that such transfers will not fit within the regulatory safe harbors described in the regulations promulgated by the United States Department of the Treasury pursuant to the Code (the "Treasury Regulations") or that NEICOP will be required to register any class of its securities under the Exchange Act. Consequently, there can be no assurance that the Exchange Offer will continue to be available in the future or will be presently available with respect to all units tendered for exchange.

EXCHANGE PROCEDURE

  NEIC in general intends to effect exchanges of NEIC LP Units (or cash at NEIC's election) for NEICOP LP Units on the first business day of each January, April, July and October (each, an "Exchange Date"), beginning on April 1, 1998. The Managing General Partner may in its discretion designate one or more dates as the sole Exchange Date(s) in any given year. The Managing General Partner will send each holder of NEICOP LP Units a written notice at least 75 days prior to each Exchange Date, and any holder who wishes to participate in the exchange on such date must send an election form to the Managing General Partner that is received by the Managing General Partner at least 60 days prior to such Exchange Date, in which such holder irrevocably commits to participate in the exchange.

  The Managing General Partner will determine in its sole discretion how many NEICOP LP Units will be permitted to be exchanged on any Exchange Date, based on whether the underlying transfers fit within the regulatory safe harbors contained in the Treasury Regulations and other related considerations. If the total number of units offered for exchange exceeds the number of units that can be accepted, the Managing General Partner will reduce the number of NEICOP LP Units offered for exchange by each holder on a pro rata basis, based on the number of NEICOP LP Units offered for exchange, or on such other basis as the Managing General Partner may determine in its sole discretion.

  No later than five business days after each Exchange Date, NEIC will send a written notice to each person that has elected to participate in the Exchange indicating how many (if any) of the NEICOP LP Units offered for exchange by such person were accepted for exchange on such Exchange Date, the NEIC Exchange Ratio in effect on such Exchange Date, the number of NEIC LP Units to be issued to such person, and the amount of cash (if any) that will be paid to such person either as an alternative to NEIC LP Units or in lieu of fractional NEIC LP

Units. As soon thereafter as practicable, NEIC will send to each person whose offer of NEICOP LP Units was accepted a certificate representing the number of NEIC LP Units received by such person in the Exchange (if any), and a check for the cash consideration received by such person in lieu of NEIC LP Units (if any) or the cash value of any fractional NEIC LP Units (if any) to which such person would otherwise have been entitled.

DURATION OF THE EXCHANGE OFFER

  Subject to the limitations and restrictions described herein, the Exchange Offer will remain in effect for an indefinite period of time.

SUSPENSION OF THE EXCHANGE OFFER

  NEIC will suspend or modify the terms of the Exchange Offer if it determines, in its sole discretion, that such suspension is necessary or desirable (1) to prevent a risk that NEICOP will be classified as a publicly traded partnership under the Code, or (2) to comply with applicable securities laws. In the event of such a suspension, the Managing General Partner will attempt in good faith to remedy the circumstances causing such suspension, but shall not be required to disclose (or to cause NEICOP to disclose) information that the Managing General Partner, NEIC or NEICOP, in their sole discretion, deem inadvisable to disclose and are not then required to disclose.

INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE OFFER

  Certain affiliates of NEIC and NEICOP, including NEIC, Inc. and certain affiliates of Metropolitan Life Insurance Company (together with its affiliates, "MetLife"), currently own NEICOP Units and are eligible to participate in the Exchange Offer. As a result, the Exchange Offer benefits such affiliates by providing them a limited source of liquidity for their NEICOP Units.

GOVERNMENTAL APPROVALS

  To NEIC's knowledge, there are no governmental approvals required for the exchange by NEIC of NEIC LP Units (or cash at NEIC's option) for NEICOP LP Units.

                                  RISK FACTORS

  Holders of NEICOP Units should carefully consider certain factors prior to exchanging their NEICOP LP Units for NEIC LP Units. Since NEIC is subject to the Gross Income Tax, but NEICOP is not expected to be subject to any such tax, the per unit distribution of operating cash flow on a NEIC LP Unit is expected to be lower than the per unit distribution of operating cash flow on a NEICOP LP Unit. Any tax owed by NEIC or NEICOP that is attributable to income of NEICOP other than NEIC's distributive share thereof is to be borne by those persons that were limited partners of NEICOP during the period to which such tax relates, and the NEICOP Partnership Agreement authorizes NEICOP to recover from former limited partners their proportionate share of any such tax, even if they are no longer limited partners of NEICOP. In addition, holders of NEICOP LP Units who elect to exchange their NEICOP LP Units for NEIC LP Units or cash may not be able to reacquire NEICOP LP Units in the future. The Exchange Offer is limited by substantial contractual, securities law, federal income tax, and other restrictions. For a more detailed description of these and other factors which holders of NEICOP LP Units should carefully consider prior to exchanging their NEICOP LP Units for NEIC LP Units, see "Risk Factors."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The transfer of NEICOP LP Units to NEIC in exchange for NEIC LP Units is expected in general to be nontaxable to exchanging unitholders. The tax basis in the NEIC LP Units received is in general expected to be equal to the tax basis in the NEICOP LP Units exchanged therefor, and the holding period of the NEIC LP Units received will in general include the holding period for the NEICOP LP Units surrendered in the Exchange, provided that the NEICOP LP Units were held as a capital asset. It is likely, however, that a new holding period will commence on the relevant Exchange Date for the portion of the value of the NEIC LP Units received corresponding to the unrealized receivables and inventory of NEIC, NEICOP, or any partnership in which they directly or indirectly hold interests, including amortization recapture ("Section 751 Assets"). No private letter ruling has been or will be obtained from the Internal Revenue Service (the "IRS") regarding the tax issues involved in the Exchange. For a more detailed description of certain federal income tax consequences relating to the exchange by NEIC of NEIC LP Units for NEICOP LP Units, see "Certain Federal Income Tax Consequences."

                       COMPARATIVE RIGHTS OF UNITHOLDERS

  There are three significant differences between the rights of the holders of NEIC LP Units and NEICOP LP Units. First, NEIC LP Units are traded on the NYSE, whereas there is no trading market for NEICOP LP Units. In addition, whereas NEIC LP Units can be transferred without the consent of the general partner of NEIC, there are significant contractual, securities law, federal income tax, and other restrictions on a holder's ability to transfer NEICOP LP Units. Second, NEIC is subject to the Gross Income Tax, whereas NEICOP is not expected to be subject to such tax. Consequently, per unit distributions of operating cash flow on a NEIC LP Unit are expected to be lower than the per unit distributions of operating cash flow on a NEICOP LP Unit. Third, the NEICOP Partnership Agreement authorizes NEICOP to redeem, or to cause NEIC to purchase, any and all NEICOP LP Units owned by a holder who owns fewer than 1,000 (or such higher number as may be specified by the Managing General Partner from time to time) NEICOP LP Units. NEIC LP Units are not subject to such a call right. For a more detailed discussion of these and other differences between the rights of holders of NEIC LP Units and the rights of holders of NEICOP LP Units, see "Comparative Rights of Unitholders."

                          COMPARATIVE PER UNIT PRICES

  On February 2, 1998, the closing price of NEIC LP Units on the NYSE was $30 1/4 per NEIC LP Unit. On September 15, 1997, the last trading day prior to announcement of NEIC's initial plans for the Restructuring, the closing price per NEIC LP Unit on the NYSE was $27 1/8. There is no trading market for NEICOP LP Units.

                        PRO FORMA FINANCIAL DATA OF NEIC

  If all of the NEICOP LP Units were exchanged for NEIC LP Units pursuant to the Exchange Offer, NEIC would own slightly less than 100% of the outstanding interests in NEICOP. In such event, it is likely that NEIC would consolidate its ownership interest in NEICOP. NEIC's financial statements under this assumption would be virtually identical to its historical financial statements prior to the Restructuring, with the exception that NEIC would be subject to the Gross Income Tax for its fiscal years commencing in 1998 and thereafter. NEIC's historical financial statements are included in its Annual Report on Form 10-K for the year ended December 31, 1996, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, each of which is incorporated herein by reference. Pro forma financial statements describing the effect of the Restructuring are included in NEIC's Current Report on Form 8-K dated December 31, 1997, which is incorporated herein by reference.

                  SELECTED HISTORICAL FINANCIAL DATA OF NEICOP

  NEICOP was formed in November 1997 and had not engaged in any business activity prior to the Restructuring. Since the Restructuring, NEICOP has conducted the business historically conducted by NEIC. The historical financial statements of NEIC are included in its Annual Report on Form 10-K for the year ended December 31, 1996, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, each of which is incorporated herein by reference. Pro forma financial statements describing the effect of the Restructuring are included in NEIC's Current Report on Form 8-K dated December 31, 1997, which in incorporated herein by reference.

                           COMPARATIVE PER UNIT DATA

  NEICOP was formed in November 1997 and had not engaged in any business activity prior to the Restructuring. Since the Restructuring, NEICOP has conducted the business historically conducted by NEIC. The historical per unit data of NEIC is included in its Annual Report on Form 10-K for the year ended December 31, 1996, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, each of which is incorporated herein by reference. Pro forma per unit data describing the effect of the Restructuring is included in NEIC's Current Report on Form 8-K dated December 31, 1997, which is incorporated herein by reference.

                                 RISK FACTORS

  Any statements in this Prospectus that are not historical facts are intended to fall within the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Any forward-looking statements should be considered in light of the risks and uncertainties associated with NEIC, NEICOP and their business, economic and market conditions prevailing from time to time, and the application and interpretation of federal and state tax laws and regulations, all of which are subject to material changes and which may cause actual results to vary materially from what has been anticipated. NEIC's and NEICOP's actual results could differ materially from those set forth in the forward-looking statements as a result of matters discussed in the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus and incorporated by reference herein, holders of NEICOP LP Units should carefully consider the following factors prior to exchanging their NEICOP LP Units for NEIC LP Units.

TAXATION OF NEIC

  NEIC is subject to the Gross Income Tax, but NEICOP is not expected to be subject to any such tax. See "Certain Federal Income Tax Considerations." Because of this tax, the per unit distribution of operating cash flow on a NEIC LP Unit is expected to be lower than the per unit distribution of operating cash flow on a NEICOP LP Unit.

  In addition, the rate at which the Gross Income Tax is imposed (currently 3.5%) may be increased in the future, and the states in which NEIC's business is conducted may impose an entity-level tax on NEIC.

TAX CONSIDERATIONS RELATING TO THE EXCHANGE

  Although the exchange of NEICOP LP Units for NEIC LP Units is expected in general to be nontaxable to exchanging holders, a new holding period may begin on the relevant Exchange Date for the portion of the value of the acquired NEIC LP Units attributable to the Section 751 Assets. If NEIC elects to pay cash in exchange for NEICOP LP Units, the exchange will in general be taxable to exchanging holders. See "Certain Federal Income Tax Consequences."

SECURITIES LAW RESTRICTIONS ON RESALES OF NEIC LP UNITS ACQUIRED BY NEIC AFFILIATES IN THE EXCHANGE

  NEIC LP Units obtained in the Exchange by persons that are affiliates of NEIC cannot be resold or otherwise transferred unless they are subsequently registered under the Securities Act or an exemption therefrom is available. See "Certain Securities Law Considerations."

PARTICIPANTS IN THE EXCHANGE CONTINUE TO BE LIABLE FOR CERTAIN TAXES THAT MIGHT BE IMPOSED ON NEICOP

  NEIC will be subject to the Gross Income Tax on its gross income, including its distributive share of NEICOP's gross income. NEICOP itself is not expected to be subject to the Gross Income Tax. However, there is a risk that the IRS could take the position that NEICOP's entire gross income is subject to the Gross Income Tax. If the IRS were to take and prevail with this position, or if NEIC or NEICOP become subject to any other tax, either NEICOP would have to pay, or NEICOP would have to reimburse NEIC for, any such tax (including any interest and penalties thereon) attributable to income of NEICOP other than NEIC's distributive share thereof. Pursuant to the NEICOP Partnership Agreement, any such tax or payment is to be borne by those persons that were limited partners of NEICOP during the period to which the IRS adjustment of taxes relates. If such persons are no longer partners of NEICOP, the NEICOP Partnership Agreement authorizes NEICOP to recover from such former limited partners their proportionate share of any such payment. See "Comparative Rights of Unitholders--Tax Payments."

DIFFICULTY IN REACQUIRING NEICOP LP UNITS

  It is not expected that NEIC unitholders who participate in the Exchange will have an opportunity to acquire NEICOP LP Units in the future. NEICOP does not currently intend to offer NEICOP LP Units to NEIC unitholders in exchange for NEIC LP Units. There is no trading market for NEICOP LP Units, and there are significant contractual, securities law, federal income tax, and other restrictions on the ability of a holder of NEICOP LP Units to consummate a sale of such units. As a result, holders of NEICOP LP Units who elect to exchange their NEICOP LP Units for NEIC LP Units are unlikely to be able to reacquire NEICOP LP Units in the future.

LIMITS ON THE EXCHANGE OFFER

  The Exchange Offer is limited by substantial contractual, securities law, federal income tax, and other restrictions. In particular, NEIC will not exchange NEIC LP Units (or cash at NEIC's option) for NEICOP LP Units if it believes that such exchange will create a risk that NEICOP will be treated as a publicly traded partnership for federal income tax purposes. In addition, NEIC will not exchange NEIC LP Units for NEICOP LP Units if the Managing General Partner of NEICOP has not consented to such transfer. See "The Exchange Offer--Limits on the Exchange Offer."

  In addition, the Managing General Partner will determine in its sole discretion how many NEICOP LP Units will be permitted to be exchanged on any Exchange Date, based on whether the underlying transfers fit within the regulatory safe harbors contained in the Treasury Regulations and other related considerations. If the total number of units offered for exchange exceeds the number of units that can be accepted or creates a risk that NEICOP will be treated as a publicly traded partnership, the Managing General Partner will reduce the number of NEICOP LP Units offered by each holder for exchange on a pro rata basis, based on the number of NEICOP LP Units offered for exchange, or on such other basis as the Managing General Partner may determine in its sole discretion. As a result, a holder of NEICOP LP Units may not be able to exchange any or all of the NEICOP LP Units which such holder wishes to exchange on any Exchange Date.

  Finally, NEIC will suspend the Exchange Offer if it determines, in its sole discretion, that such suspension is necessary or desirable (1) to prevent a risk that NEICOP will be classified as a publicly traded partnership under the Code, or (2) to comply with applicable securities laws. In the event of such a suspension, the Managing General Partner will attempt in good faith to remedy the circumstances causing such suspension, but shall not be required to disclose (or to cause NEICOP to disclose) information that the Managing General Partner, NEIC or NEICOP, in their sole discretion, deem inadvisable to disclose and are not then required to disclose.

                               ----------------

  In addition, in deciding whether to exchange their NEICOP LP Units for NEIC LP Units, holders of NEICOP LP Units should consider the following factors, which are applicable to both an investment in NEIC LP Units and an investment in NEICOP LP Units.

CONTROL BY METLIFE

  NEIC is controlled by NEIC, Inc., its general partner, which is wholly owned by MetLife. NEIC, Inc. is also the Managing General Partner of NEICOP. In addition to its indirect ownership of units representing a general partner interest in NEIC ("NEIC GP Units") and NEICOP GP Units, as of December 31, 1997, MetLife beneficially owned approximately 5% of the outstanding NEIC LP Units and 47% of the outstanding NEICOP LP Units, including those owned indirectly through ownership of NEIC LP Units. MetLife has the right to elect all of the directors of NEIC, Inc., subject to its obligation to elect one designee of Reich & Tang, Inc. ("RTI"). Currently, three persons who are officers and/or directors of MetLife serve on NEIC, Inc.'s nine member board. Holders of NEIC LP Units and holders of NEICOP LP Units have no rights to participate in the election of such directors and otherwise have only limited voting rights with respect to NEIC and NEICOP matters. In cases where holders of NEIC LP Units or holders of NEICOP LP Units do vote, the NEIC Partnership Agreement and the NEICOP Partnership Agreement prevent any person or group (as defined therein), other than MetLife and certain other persons (including persons approved by NEIC, Inc.), from voting more than 20% of the NEIC Units or NEICOP Units, as the case may be, entitled to vote on the matter. For the purpose of applying this voting restriction to votes of holders of NEICOP LP Units, persons are deemed to own both (1) the NEICOP Units that they own, and
(2) an additional number of NEICOP Units equal to the product of (i) the percentage of the number of NEIC LP Units outstanding that they own, and (ii) the number of NEICOP Units owned by NEIC that are entitled to vote on the matter. See "Regulation" under this heading, as well as "Comparative Rights of Unitholders--Voting Limitation."

  NEICOP and its firms are parties to certain transactions with MetLife, including management of certain MetLife general account assets by various NEICOP firms, provision of leased space and certain limited administrative services by MetLife to NEICOP and certain firms, and distribution of mutual fund shares by agents of MetLife and New England Life Insurance Company, a MetLife subsidiary. NEIC believes that all such arrangements reflect market terms and prices.

POSSIBLE FUTURE RESTRUCTURING OF NEIC AND NEICOP

  The NEIC Partnership Agreement and the NEICOP Partnership Agreement confer on NEIC, Inc. broad authority to effect a restructuring of NEIC and/or NEICOP in connection with, or in anticipation of, a change in tax status (including a change in tax status resulting from a change in the applicable tax rate), subject to a standard of good faith on the part of NEIC, Inc. The Restructuring which occurred at year-end 1997 was undertaken pursuant to such authority granted to NEIC, Inc. in the NEIC Partnership Agreement.

  In determining the form of any future restructuring of NEIC, NEIC, Inc. is obligated to seek to accomplish certain prioritized objectives of MetLife, RTI and other non-Public Partners (as defined in the NEIC Partnership Agreement) with respect to special considerations, including avoidance of special and potentially significantly adverse tax treatment and continued participation in a flow-through entity for this purpose. No assurances can be given regarding the timing or form of any future restructuring, which may be affected by changes in the tax laws (including the applicable tax rate), as well as other factors beyond the control of NEIC, NEICOP or NEIC, Inc. NEIC, Inc. expects that any future restructuring would be intended to continue to provide holders of publicly traded NEIC LP Units with the ongoing benefit of public market liquidity for their interests in NEICOP's business. While the NEIC Partnership Agreement provides that NEIC, Inc. may impose restrictions on transfer as part of a restructuring (which may have the effect of preserving NEIC's tax status as a partnership), NEIC, Inc. has no reason to believe that trading restrictions will be necessary to accomplish the restructuring objectives outlined in the NEIC Partnership Agreement, absent legal or other developments.

  The NEIC Partnership Agreement and the NEICOP Partnership Agreement relieve NEIC, Inc. of all duties and liabilities to NEIC, NEICOP and unitholders thereof for actions taken in good faith by NEIC, Inc. in connection with a restructuring. NEIC, Inc., MetLife, RTI and other non-Public Partners may each be deemed to have conflicts of interest with respect to possible future restructurings insofar as they may be treated differently than the holders of NEIC LP Units, as noted above.

TAX ATTRIBUTES OF LP UNITS

  NEIC intends to continue to use certain tax accounting methods and conventions employed by other publicly traded partnerships in order to promote uniformity among NEIC LP Units while effecting the allocations required by Code Section 704 and related Code provisions. The general partner of NEIC and the managing general partner of NEICOP have been granted expanded authority under the respective partnership agreements to make special allocations, including remedial and/or curative allocations under Code Section 704(c), to promote uniformity of NEIC LP Units. The use of, and need for, the special tax accounting methods and conventions is expected to increase following the Restructuring. While these accounting methods and conventions could be found not to be in strict compliance with the provisions of Code Section 704, NEIC believes that the accounting methods and conventions are consistent in general with the purposes of Code Section 704 and related Code provisions. If the allocation and accounting methods and conventions employed and to be employed by NEIC or NEICOP were successfully challenged by the IRS, different federal income tax consequences (including different allocations of amortization deductions) might attach to certain units. In such circumstances, the consequences to purchasers of a NEIC LP Unit may depend on the identity of the seller, and the market value and marketability of NEIC LP Units could be adversely affected. See "Certain Federal Income Tax Consequences--Taxation of NEIC and its Partners."

RELIANCE ON KEY PERSONNEL

  The ability of NEICOP's firms to attract and retain clients is dependent to a large extent on their ability to attract and retain key employees, including skilled portfolio managers. Certain of these employees are responsible for significant client relationships. Many key employees are not under non-competition or other restrictions as to their departure and may be able to attract clients away upon their departure. Loss of key personnel could have a material adverse effect on NEICOP's, and consequently NEIC's, results of operations.

COMPETITION

  The investment management business is highly competitive. NEICOP and NEICOP's firms compete with a large number of investment management firms, commercial banks, insurance companies and others, many of which are larger and have access to greater resources. NEIC believes that the most important factors affecting competition for clients are: the abilities, performance records and reputations of investment managers; the ability to hire and retain key investment managers; the effectiveness of marketing programs; the development of new investment strategies and information technologies; and competitiveness in fees and investor service. NEICOP's ability to increase assets under management and to retain such assets could be adversely affected if client accounts underperform the market or NEICOP's competitors and if key investment managers leave NEICOP's investment management firms. NEICOP's competitive position also is dependent, in part, on the relative attractiveness of the types of investment products offered and investment philosophies, strategies and methods of NEICOP's various investment management firms under prevailing market conditions.

FACTORS AND CONDITIONS AFFECTING FEE REVENUES

  Investment management agreements between investment management firms and their clients typically provide for fees based on a percentage of the assets under management, determined at least quarterly and valued at current market levels. The percentage of the fee applicable to a particular classification of assets under management is a function of several factors, though generally investments which have a higher degree of risk and uncertainty command a higher percentage fee. Therefore, significant fluctuations in the value and type of assets under management can have a material effect on NEICOP's and NEIC's consolidated revenues and profitability. Such asset valuations and client investment patterns may be affected by overall economic conditions and other factors influencing the capital markets generally.

  With relatively minor exceptions, virtually all of NEICOP's revenues are derived from investment management agreements with clients that are terminable at any time or upon 30 to 60 days' notice, as is the case generally in the investment management industry. Any termination of agreements representing a significant portion of assets under management could have an adverse impact on NEICOP's, and consequently NEIC's, results of operations.

CERTAIN INVESTMENT MANAGEMENT RISK CONSIDERATIONS


  Investment management firms are from time to time subject to claims for client losses or other amounts arising out of investment performance or other service that does not meet clients' expectations, particularly with respect to use of more innovative investment strategies.
  In addition, as a real estate investment manager, one of NEICOP's investment management firms, AEW Capital Management, L.P., is subject to a number of special considerations. Real estate investment portfolios are, by their terms, generally liquidated over an investment period, creating a continual need to attract new assets in order to achieve asset growth. In addition, real estate investment managers may be subject to certain potential risks as a result of the structures used for client investment that are not characteristic of the risks for other investment managers, such as the possibility that such managers might be responsible for tort and environmental claims and, in a limited number of cases, for property debt.

ACQUISITION STRATEGY

  As part of its growth strategy, NEIC has selectively pursued the acquisition of investment management firms, which, following acquisition, are expected to continue to manage their businesses independently on a day-to-day basis. NEICOP intends to continue this acquisition strategy. Consideration for such acquisitions is expected to include cash (including cash from borrowings), NEICOP LP Units, possibly NEIC LP Units, and future payments (in cash, NEICOP LP Units or possibly NEIC LP Units) based on performance. Other employment incentives are frequently provided for. NEICOP will typically seek to obtain employment and non-competition agreements from key managers. There can be no assurance that suitable acquisition candidates can be located or that appropriate agreements with them can be reached or completed, or that any acquired business will perform as expected following acquisition.

REGULATION

  The business of NEICOP and its firms is subject to regulation by the SEC and other federal, state and foreign regulatory bodies. The applicable laws and regulations are primarily intended to benefit investment management clients and investment company shareholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict business activities for failure to comply with such laws and regulations.

  Under applicable federal securities laws, investment management agreements held by NEICOP and most of its investment management firms either may not be assigned without the client's consent or terminate automatically upon assignment. For these purposes, "assignment" includes direct assignments as well as assignments which may be deemed to occur, under certain circumstances, upon the transfer, directly or indirectly, of control of NEICOP. The NEICOP Partnership Agreement contains provisions designed to reduce the likelihood of transactions resulting in an assignment of such investment management agreements through a deemed change in control of NEICOP.

NEIC LP UNITS AVAILABLE FOR FUTURE SALE

  As of December 31, 1997, there were 6,164,980 NEIC LP Units outstanding, approximately 82% of which are freely tradable without registration under the Securities Act. In addition, as of such date, there were 44,466,979 NEICOP Units outstanding, all of which may be exchanged for NEIC LP Units pursuant to, and subject to the limitations of, the Exchange Offer (although the NEICOP GP Units outstanding must first be exchanged for NEICOP LP Units, as permitted by the NEICOP Partnership Agreement). NEIC LP Units received in exchange for NEICOP LP Units by persons who are not affiliates of NEIC will be freely tradable without registration under the Securities Act. However, NEIC LP Units received in exchange for NEICOP LP Units by persons who are affiliates of NEIC are subject to restrictions under the Securities Act, and may not be sold or otherwise transferred unless such NEIC LP Units are subsequently registered under the Securities Act or an exemption therefrom is available, including compliance by such holder with Rule 144 under the Securities Act. Approximately 28 million NEICOP Units, or 73% of the NEICOP Units outstanding (excluding those owned by NEIC) , are owned by affiliates of NEIC. Certain NEIC affiliates have rights to register their NEIC LP Units, or any NEIC LP Units received in exchange for their NEICOP LP Units, for public resale and may otherwise seek to resell some or all of such NEIC LP Units in the future. Sales of large numbers of NEIC LP Units to the public within a limited time period could adversely affect the market price of the NEIC LP Units. Resales of NEIC LP Units may, under certain circumstances, result in a change in control of NEIC and an assignment of investment management agreements under applicable securities laws.

                              THE EXCHANGE OFFER

BACKGROUND TO THE EXCHANGE OFFER

  NEIC LP Units are traded on the NYSE. Although publicly traded partnerships are generally taxed as corporations, NEIC believes it is eligible to be taxed as a partnership for federal income tax purposes under a special provision grandfathering publicly traded partnerships that were in existence in 1987. Such grandfathered publicly traded partnerships may elect to continue to be classified as partnerships (rather than corporations) for federal income tax purposes, as long as they pay annually the 3.5% Gross Income Tax and satisfy certain other conditions. In determining the gross income of a partnership for purposes of this tax, the partnership is to take into account its distributive share of the gross income of other partnerships in which it has a direct or indirect interest.

  On December 29, 1997, NEIC contributed all of its operating assets, subject to all of its liabilities, to NEICOP, in exchange for a number of NEICOP Units such that NEIC owned a number of NEICOP Units equal to the number of NEIC Units then outstanding. In connection with the Dropdown, NEIC and NEICOP entered into the Intercompany Agreement, and the NEIC Partnership Agreement was further amended and restated. NEIC then transferred certain of the NEICOP Units it had received in the Dropdown to certain of its unitholders in exchange for an equal number of NEIC LP Units. NEIC has decided to elect to continue to be classified as a partnership for its taxable years beginning on and after January 1, 1998, and to pay the 3.5% Gross Income Tax.

  NEIC believed that creating a lower-tier partnership would have significant benefits. In particular, acquisition candidates of NEIC had expressed a desire for a structure of the type that would result from the Restructuring, and NEIC therefore believed that the existence of a lower tier would facilitate future acquisitions. Furthermore, NEIC believed that it was desirable to have key persons owning equity interests in a separate legal structure with arrangements designed to encourage long-term participation in NEIC's operations.

  As a result, since the Dropdown, NEICOP has conducted the business conducted by NEIC prior to December 29, 1997. NEICOP's general partners are NEIC, Inc. which serves as its Managing General Partner, and NEIC, which serves as its Advising General Partner. NEIC, Inc. is also the sole general partner of NEIC. See "Relationship Between NEIC and NEICOP."

PURPOSE OF THE EXCHANGE OFFER

  In the Intercompany Agreement, NEIC agreed to effect a continuing exchange offer of NEIC LP Units (or cash at NEIC's option) for NEICOP LP Units in accordance with, and subject to the limitations of, the provisions of the NEICOP Partnership Agreement. There are substantial contractual, securities law, federal income tax, and other restrictions on the Exchange Offer. NEIC does not require the approval or consent of either its unitholders or the unitholders of NEICOP to make the Exchange Offer. In the Intercompany Agreement, NEIC also agreed to use its best efforts to file a registration statement under the Securities Act to cover the issuance of any and all NEIC LP Units pursuant to the Exchange.

  The purpose of the Exchange Offer is to offer a limited source of liquidity for holders of NEICOP LP Units, which are not traded on any market, by allowing them in limited circumstances to exchange such units for NEIC LP Units, which are traded on the NYSE, or cash at NEIC's option.

TERMS OF THE EXCHANGE OFFER

  Subject to the provisions of the Intercompany Agreement and the NEICOP Partnership Agreement and the other limitations discussed in "The Exchange Offer--Limits on the Exchange Offer," NEIC hereby offers to exchange NEIC LP Units for NEICOP LP Units. In exchange for NEICOP LP Units accepted for exchange, a holder will be entitled to receive that number of NEIC LP Units equal to the product of (1) the NEIC Exchange Ratio, and (2) the number of NEICOP LP Units accepted for exchange.

  The NEIC Exchange Ratio represents the value of a NEICOP Unit expressed in NEIC LP Units. It calculates this value by dividing the fair market value of each NEICOP Unit held by NEIC by the trading price of a NEIC LP Unit as reported on the NYSE. The fair market value of each NEICOP Unit held by NEIC is determined by dividing the market capitalization of NEIC (after adjustment for any material assets and liabilities of NEIC other than NEICOP Units) by the number of NEICOP Units owned by NEIC.

  The NEIC Exchange Ratio will initially be equal to one, but if (1) the excess of NEIC's assets (excluding its investment in NEICOP) over its total liabilities (excluding short-term intercompany loans), or of its total liabilities (excluding short-term intercompany loans) over its assets (excluding its investment in NEICOP), in each case as reflected on the financial records of NEIC, is greater than $100,000, or (2) the aggregate number of NEICOP Units owned by NEIC is not equal to the aggregate number of NEIC Units outstanding, the NEIC Exchange Ratio will be adjusted to be equal to:

    (1) the sum of (i) the product of the Market Value and the number of NEIC LP Units outstanding; plus (ii) the excess (if any), to the extent it exceeds $100,000, of NEIC's total liabilities (excluding short-term intercompany loans) over its assets (excluding its investment in NEICOP), both as reflected on the financial records of NEIC; minus (iii) the excess (if any), to the extent it exceeds $100,000, of NEIC's assets (excluding its investment in NEICOP) over its total liabilities (excluding short-term intercompany loans), both as reflected on the financial records of NEIC; divided by

    (2) the product of (i) the number of NEICOP Units owned by NEIC, and (ii) the Market Value.

  The "Market Value" is generally equal to the average of the last reported sales prices of a NEIC LP Unit on the NYSE for the five trading days immediately preceding the date of determination.

  NEIC will pay exchanging holders cash in lieu of any fractional NEIC LP Units, and may, at its option, transfer cash to any exchanging holder in lieu of NEIC LP Units. In either case, the cash paid in lieu of a number of NEIC LP Units (or fraction thereof) will be equal to the product of (i) such number of NEIC LP Units (or fraction thereof), and (ii) the Market Value used to calculate the NEIC Exchange Ratio.

  Participation in the Exchange Offer is voluntary. No holder of NEICOP LP Units is required to participate in the Exchange Offer.

LIMITS ON THE EXCHANGE OFFER

  The Exchange Offer is limited by substantial contractual, securities law, federal income tax, and other restrictions. In particular, NEIC will not exchange NEIC LP Units for NEICOP LP Units if it believes that such exchange will create a risk that NEICOP will be treated as a publicly traded partnership for federal income tax purposes.

  In addition, NEIC will not exchange NEIC LP Units for NEICOP LP Units if the Managing General Partner of NEICOP has not consented to such transfer of NEICOP LP Units. The NEICOP Partnership Agreement contains substantial restrictions on the transfer of NEICOP LP Units without the consent of the Managing General Partner of NEICOP. In addition, it authorizes the Managing General Partner of NEICOP not to recognize any transfers that violate the terms of the NEICOP Partnership Agreement by, among other things, refusing to admit such a transferee as a partner and refusing to recognize any rights of such transferee. One of the purposes of these restrictions is to ensure that NEICOP is not classified as a publicly traded partnership under the Code, and the NEICOP Partnership Agreement grants authority to the Managing General Partner to amend the transfer restrictions and to prohibit certain transfers that, in the opinion of the Managing General Partner, create a risk that such transfers will not fit within the regulatory safe harbors described in the Treasury Regulations or that NEICOP will be required to register any class of its securities under the Exchange Act.

  Pursuant to the terms of the NEICOP Partnership Agreement, the Managing General Partner will consent to certain transfers of NEICOP LP Units that are specified in the regulatory safe harbors described in the Treasury

Regulations, as long as it believes that such transfers will not create a risk that NEICOP will be treated as a publicly traded partnership. Such permitted transfers generally include the following:

    (1) transfers in which the transferee's basis in the transferred NEICOP LP Units is determined in whole or in part by reference to the transferor's basis in such units (i.e., primarily gifts), other than exchanges of NEICOP LP Units for NEIC LP Units;

    (2) transfers made upon the death of the transferor, including transfers of NEICOP LP Units to NEIC in exchange for NEIC LP Units pursuant to a redemption or repurchase plan adopted by NEICOP;

    (3) transfers between members of a family;

    (4) transfers involving issuances of NEICOP LP Units by NEICOP in exchange for cash, property or services;

    (5) transfers to NEIC of more than 2% of the total number of NEICOP Units outstanding (in general not including those NEICOP Units held by NEIC, Inc., NEIC or their respective affiliates);

    (6) transfers of NEICOP LP Units to NEIC in exchange for NEIC LP Units, in compliance with the procedures set forth in "The Exchange Offer-- Exchange Procedure";

    (7) transfers of not less than 5% of the total NEICOP LP Units then outstanding in one or more of a series of related transactions pursuant to one or more binding agreements, provided that each of such transactions qualifies as a "block transfer" pursuant to the regulations promulgated under Code Section 7704.

  The Managing General Partner may also consent to certain exchanges of NEICOP LP Units for NEIC LP Units that are not described above that fit within the regulatory safe harbors of the regulations promulgated under Code Section 7704.

EXCHANGE PROCEDURE

  NEIC intends to effect exchanges of NEIC LP Units (or cash at NEIC's election) for NEICOP LP Units on the first business day of each January, April, July and October (each, an "Exchange Date"), beginning on April 1, 1998. The Managing General Partner may in its discretion designate one or more dates as the sole Exchange Date(s) in any given year. The Managing General Partner will send each holder of NEICOP LP Units a written notice at least 75 days prior to each Exchange Date, specifying the next Exchange Date and inviting each holder of NEICOP LP Units to participate in the exchange that will occur on that Exchange Date. The notice will be accompanied by (i) a form (the "Offer") that must be executed by the holder to participate in the exchange, and (ii) if required by applicable securities laws, this Prospectus.

  EACH HOLDER OF NEICOP LP UNITS WHO WISHES TO PARTICIPATE IN THE EXCHANGE ON ANY EXCHANGE DATE MUST SEND AN OFFER TO THE MANAGING GENERAL PARTNER THAT IS RECEIVED BY THE MANAGING GENERAL PARTNER AT LEAST 60 DAYS PRIOR TO SUCH EXCHANGE DATE, IN WHICH SUCH HOLDER IRREVOCABLY COMMITS TO PARTICIPATE IN THE EXCHANGE. The Managing General Partner will determine in its sole discretion how many NEICOP LP Units will be permitted to be exchanged on any Exchange Date, based on whether the underlying transfers fit within the regulatory safe harbors contained in the Treasury Regulations and other related considerations. If the total number of units offered for exchange exceeds the number of units that can be accepted, the Managing General Partner will reduce the number of NEICOP LP Units offered for exchange by each holder on a pro rata basis, based on the number of NEICOP LP Units offered for exchange, or on such other basis as the Managing General Partner may determine in its sole discretion. As a result, a holder of NEICOP LP Units may not be able to exchange any or all of the NEICOP LP Units which such holder wishes to exchange on any Exchange Date.

  No later than five business days after each Exchange Date, the Managing General Partner will send a written notice to each holder of NEICOP LP Units that has submitted an Offer indicating the number of NEICOP LP Units offered by such holder that were accepted for exchange, the NEIC Exchange Ratio on such Exchange Date, and the number of NEIC LP Units that were received by such holder in the exchange, and the cash, if any, that will be paid to such holder in the exchange either as an alternative to NEIC LP Units or in lieu of fractional

NEIC LP Units. Appropriate book entries will be made on the partnership books of NEICOP and on the units register of NEIC to reflect such exchange. As soon thereafter as is practicable, the exchanging holder will be sent a certificate evidencing the NEIC LP Units received by such holder in the exchange (if any) and a check for the cash consideration received by such holder in lieu of NEIC LP Units (if any) or representing the fair market value of any fractional NEIC LP Units (if any) to which such holder would otherwise be entitled.

DURATION OF THE EXCHANGE OFFER

  Subject to the limitations and restrictions described herein, the Exchange Offer will remain in effect for an indefinite period of time.

SUSPENSION OF THE EXCHANGE OFFER

  NEIC will suspend the Exchange Offer if it determines, in its sole discretion, that such suspension is necessary or desirable (1) to prevent a risk that NEICOP will be classified as a publicly traded partnership under the Code, or (2) as a result of any required prospectus or offering statement no longer being complete or accurate or otherwise to comply with applicable securities or other laws. In the event of such a suspension, the Managing General Partner will attempt in good faith to remedy the circumstances causing such suspension, but shall not be required to disclose (or to cause NEICOP to disclose) information that the Managing General Partner, NEIC or NEICOP, in their sole discretion, deem inadvisable to disclose and are not then required to disclose.

INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE OFFER

  Certain affiliates of NEIC and NEICOP, including NEIC, Inc. and MetLife, currently own NEICOP Units and are eligible to participate in the Exchange Offer. As a result, the Exchange Offer benefits such affiliates by providing them a limited source of liquidity for their NEICOP Units.

GOVERNMENTAL APPROVALS

  To NEIC's knowledge, no governmental approvals are required for the exchange by NEIC of NEIC LP Units (or cash at NEIC's option) for NEICOP LP Units.

TAX TREATMENT OF THE EXCHANGE

  For a description of certain federal income tax consequences related to a holder's exchange of NEICOP LP Units for NEIC LP Units, see "Certain Federal Income Tax Consequences."

                         DESCRIPTION OF NEIC LP UNITS

  A description of the NEIC LP Units is contained in "Description of LP Units" and "Description of the Partnership Agreement" in NEIC's Amendment on Form 8-A/A dated December 29, 1997 to its Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description, which is incorporated herein by reference.

                       COMPARATIVE RIGHTS OF UNITHOLDERS

  The following is a summary of the material differences between the rights of holders of NEIC LP Units and the rights of holders of NEICOP LP Units. Since both NEIC and NEICOP are organized as limited partnerships under the laws of the State of Delaware, such differences arise from differences between various provisions of the NEIC Partnership Agreement and the NEICOP Partnership Agreement. The NEICOP Partnership Agreement is modeled on the NEIC Partnership Agreement, so many provisions of the NEICOP Partnership Agreement are similar or identical to analogous provisions of the NEIC Partnership Agreement. There are, however, significant differences between the rights of holders of NEIC LP Units and the rights of holders of NEICOP LP Units, the most important of which are described in the following summary. This summary does not purport to be complete and is qualified in its entirety by reference to the NEIC Partnership Agreement, which is included as Exhibit 1 to NEIC's Amendment on Form 8-A/A dated December 29, 1997 to its Registration Statement on Form 8-A, and the NEICOP Partnership Agreement, which is included as Exhibit 1 to NEIC's Current Report on Form 8-K dated December 31, 1997, both of which are incorporated herein by reference.

GENERAL PARTNERS

  NEICOP has two general partners: NEIC, Inc., which serves as its Managing General Partner, and NEIC, which serves as its Advising General Partner. As Managing General Partner, NEIC, Inc. has the power to do any and all things it deems appropriate or necessary in the conduct of the business and affairs of NEICOP. As Advising General Partner, NEIC has (1) certain decision participation rights with respect to a management committee of NEICOP, and (2) certain approval rights with respect to certain transactions by NEICOP. The Advising General Partner may also generally act on behalf of NEICOP.

  NEIC, Inc. is the sole general partner of NEIC, and therefore exercises substantial control over NEIC's business, including its role as Advising General Partner of NEICOP. See "Relationship Between NEIC and NEICOP."

LIMITED TRANSFERABILITY OF NEICOP LP UNITS

  NEIC LP Units are listed on the NYSE, while there is no trading market for NEICOP LP Units. In addition, while NEIC LP Units may be transferred without the consent of the general partner of NEIC, there are significant contractual, securities law, federal income tax and other restrictions on a holder's ability to consummate a sale of NEICOP LP Units.

  The NEICOP Partnership Agreement contains substantial restrictions on the transfer of NEICOP LP Units without the consent of the Managing General Partner. In addition, it authorizes the Managing General Partner not to recognize any transfers that violate the terms of the NEICOP Partnership Agreement by, among other things, refusing to admit such transferee as a partner and refusing to recognize any rights of such transferee. One of the purposes of these restrictions is to ensure that NEICOP is not classified as a publicly traded partnership under the Code, and the NEICOP Partnership Agreement grants authority to the Managing General Partner to amend the transfer restrictions and to prohibit certain transfers that, in the opinion of the Managing General Partner, create a risk that such transfers will not fit within the regulatory safe harbors described in the Treasury Regulations or that NEICOP will be required to register any class of its securities under the Exchange Act. See "The Exchange Offer--Limits on the Exchange Offer."

  The Managing General Partner will consent to certain transfers of NEICOP LP Units (including exchanges of NEICOP LP Units for NEIC LP Units) that are specified in the regulatory safe harbors described in the Treasury Regulations, as long as it believes that such transfers will not create a risk that NEICOP will be treated as a publicly traded partnership. For a list of what such permitted transfers generally include, see "The Exchange Offer-- Limits on the Exchange Offer."

TAX PAYMENTS AND CONTINUING OBLIGATIONS OF NEICOP UNITHOLDERS AND FORMER NEICOP UNITHOLDERS

  NEIC will be subject to the Gross Income Tax on its gross income, including its distributive share of NEICOP's gross income. In addition, there is a risk that the IRS could take the position that NEICOP's entire gross income is subject to the Gross Income Tax. If the IRS were to take and prevail with this position, or if NEIC or NEICOP become subject to any other tax, the NEICOP Partnership Agreement provides that NEICOP would pay, or would reimburse NEIC for, any tax (together with related interest and penalties, if any) attributable to income of NEICOP other than NEIC's distributive share thereof. Pursuant to the NEICOP Partnership Agreement, this payment is to be borne by those persons that were limited partners of NEICOP during the period to which the IRS adjustment of taxes relates. If such persons are no longer limited partners of NEICOP, the NEICOP Partnership Agreement authorizes NEICOP to recover from such former limited partners their proportionate share of any such payment.

RIGHT OF PURCHASE OF NEICOP LP UNITS

  The NEICOP Partnership Agreement grants the Managing General Partner the right, subject to the regulatory safe harbors in the Treasury Regulations promulgated pursuant to Code Section 7704, to cause NEICOP to redeem, or to cause the Advising General Partner to purchase, any and all NEICOP LP Units owned by a holder who owns fewer than 1,000 NEICOP LP Units, in exchange for either (1) an amount of cash equal to the product of (i) the Market Value,
(ii) the number of NEICOP LP Units so redeemed, and (iii) the NEIC Exchange Ratio, or (2) that number of NEIC LP Units equal to the product of (i) the number of NEICOP LP Units so redeemed, and (ii) the NEIC Exchange Ratio. The Managing General Partner may, in its sole discretion, increase this threshold to a number of NEICOP LP Units greater than 1,000. This provision is intended to ensure that NEICOP does not become subject to the reporting requirements of the Exchange Act.

LOOK-THROUGH VOTING

  The NEICOP Partnership Agreement and the Intercompany Agreement contain look-through voting provisions that give holders of NEIC LP Units the opportunity to vote on matters concerning NEICOP. When NEICOP submits any matter to the vote of its unitholders, NEIC shall submit such matter to a vote of its unitholders in accordance with the terms of the NEIC Partnership Agreement. The NEICOP Units held by NEIC are then voted for, voted against, withheld from voting or not voted in the same proportions as are the NEIC Units for which voting instructions were solicited by NEIC.

VOTING LIMITATION

  Both the NEIC Partnership Agreement and the NEICOP Partnership Agreement contain provisions that prevent any person or "group" of persons (which includes affiliates and associates of such person) from voting more than 20% of the NEIC Units or NEICOP Units entitled to vote on any issue. This restriction does not apply (1) to MetLife and certain subsidiaries thereof,
(2) to certain employee plans and participating employees thereunder, (3) when the Managing General Partner of NEICOP, or the general partner of NEIC, as the case may be, has both expressly approved in advance the transaction in which such person or group acquired more than 20% of the NEIC LP Units or NEICOP LP Units and specifically determined in advance that the voting restriction shall not apply to such person or group, and (4) when the Managing General Partner of NEICOP, or the general partner of NEIC, respectively, determines that the restriction will not apply to a particular person or group.

  For the purposes of applying this voting restriction to votes of holders of NEICOP LP Units, persons are deemed to own both (1) the NEICOP Units that they own, and (2) an additional number of NEICOP Units equal to the product of (i) the percentage of the number of NEIC LP Units outstanding that they own, and
(ii) the number of NEICOP Units owned by NEIC that are entitled to vote on the matter. This provision ensures that the voting restriction is applied to the combined voting power of each person or group in the affairs of NEICOP, including such person's direct ownership of NEICOP Units and such person's voting rights pursuant to the look-through voting provision described under "Comparative Rights of Unitholders--Look-Through Voting."

  The purpose of this voting restriction is to decrease the likelihood of an "assignment" of NEICOP's investment management agreements in connection with future issuances of units by NEIC or NEICOP or transfers of NEIC Units or NEICOP Units by holders thereof. Such an "assignment" would require the consent of each client of NEICOP pursuant to the Investment Advisers Act of 1940, and would automatically terminate such agreements pursuant to the Investment Company Act of 1940.

EXPENSES

  Pursuant to the NEIC Partnership Agreement, NEIC reimburses NEIC, Inc. for all costs and expenses which are directly or indirectly related to the formation, capitalization, business or activities of NEIC.

  Pursuant to the NEICOP Partnership Agreement, NEICOP reimburses NEIC, Inc. and NEIC for all costs and expenses which are directly or indirectly related to the formation, capitalization, business or activities of NEICOP. NEICOP also reimburses NEIC for any costs relating to the implementation of the flow-through voting mechanism described in "Comparative Rights of Unitholders-- Look-Through Voting," as well as any tax (and any related interest or penalties, if any) paid by NEIC attributable to income of NEICOP other than NEIC's ratable share thereof. NEICOP may pay other expenses of NEIC in the sole discretion of the Managing General Partner.

REMOVAL OF A GENERAL PARTNER

  The general partner of NEIC may be removed by the vote of 80% in interest of the partners of NEIC, voting together as a single class. However, if such general partner, together with is affiliates, owns fewer than 33 1/3% of the NEIC Units outstanding, such general partner may be removed by the vote of a majority in interest of the partners of NEIC, voting together as a single class. In either case, in the event that the general partner of NEIC or one of its affiliates is serving as the Managing General Partner of NEICOP, the general partner of NEIC may only be removed if such general partner or its affiliate has been (or simultaneously is) involuntarily removed as the Managing General Partner of NEICOP.

  Pursuant to the NEICOP Partnership Agreement, a general partner of NEICOP may also be removed by the vote of 80% in interest of the partners of NEICOP, voting together as a single class. However, if such general partner, together with is affiliates, owns fewer than 33 1/3% of the NEICOP Units outstanding, such general partner may be removed by the vote of a majority in interest of the partners of NEICOP, voting together as a single class. For the purposes of calculating the percentage of NEICOP Units outstanding owned by such general partner or its affiliates, such parties are deemed to own both (1) their NEICOP Units, and (2) an additional number of NEICOP Units equal to the product of (i) the number of NEICOP Units owned by NEIC, and (ii) the percentage of NEIC Units outstanding owned by such parties.

                               BUSINESS OF NEIC

  For a detailed discussion of the business conducted by NEIC prior to the Dropdown, management's discussion and analysis of that business, and NEIC's financial statements, see NEIC's Annual Report on Form 10-K for the year ended December 31, 1996 and NEIC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which are incorporated herein by reference.

  At the time of the Dropdown on December 29, 1997, NEIC transferred all of its operating assets, subject to all of its liabilities, to NEICOP. As a result, NEICOP currently conducts the business previously conducted by NEIC.

  NEIC currently serves as the Advising General Partner of NEICOP. Its main asset consists of NEICOP GP Units. See "Relationship Between NEIC and NEICOP-- Relationship Among NEICOP, NEIC and NEIC, Inc." for a description of the rights and responsibilities of NEIC as the Advising General Partner of NEICOP. Moreover, NEIC has agreed with NEICOP in the Intercompany Agreement to certain restrictions on its activities. See "Relationship Between NEIC and NEICOP."

                              BUSINESS OF NEICOP

  At the time of the Dropdown, NEIC transferred all of its operating assets, subject to all of its liabilities, to NEICOP. As a result, NEICOP currently conducts the business conducted by NEIC prior to the Dropdown. For a detailed discussion of the business conducted by NEIC prior to the Dropdown, see NEIC's Annual Report on Form 10-K for the year ended December 31, 1996 and NEIC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which are incorporated herein by reference.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF NEICOP

  At the time of the Dropdown, NEIC transferred all of its operating assets, subject to all of its liabilities, to NEICOP. As a result, NEICOP currently conducts the business conducted by NEIC prior to the Dropdown. For management's discussion and analysis of the business conducted by NEIC prior to the Dropdown, see NEIC's Annual Report on Form 10-K for the year ended December 31, 1996 and NEIC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which are incorporated herein by reference.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  If all the NEICOP LP Units were exchanged for NEIC LP Units pursuant to the Exchange Offer, NEIC would own slightly less than 100% of the outstanding interests in NEICOP. In such event, it is likely that NEIC would consolidate its ownership interest in NEICOP. NEIC's financial statements under this assumption would be virtually identical to its historical financial statements prior to the Restructuring, with the exception that NEIC would be subject to the Gross Income Tax for its fiscal years commencing in 1998 and thereafter. NEIC's historical financial statements are included in its Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, each of which is incorporated herein by reference. Pro forma financial statements describing the effect of the Restructuring are included in NEIC's Current Report on Form 8-K dated December 31, 1997, which is incorporated herein by reference.

                       SELECTED FINANCIAL DATA OF NEICOP

  NEICOP was formed in November 1997 and had not engaged in any business activity prior to the Restructuring. Since the Restructuring, NEICOP has conducted the business historically conducted by NEIC. The historical financial statements of NEIC are included in its Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, each of which is incorporated herein by reference.

                 COMPARATIVE PER UNIT PRICES AND DISTRIBUTIONS

NEIC

  Unit Prices. NEIC LP Units are listed and traded on the NYSE under the symbol "NEW." High and low sales prices for the units together with distributions declared for the years ended December 31, 1996 and December 31, 1997 were as follows:

                                                                       TOTAL
                                                                   DISTRIBUTIONS
                                                  HIGH      LOW      DECLARED
                                                 ------- --------- -------------
   1996
     First quarter.............................. $24 1/4 $21           $0.48
     Second quarter.............................  23 7/8  21 1/2        0.51
     Third quarter..............................  25 3/4  21 1/2        0.53
     Fourth quarter.............................  26      24            0.53
   1997
     First quarter.............................. $26 1/8 $22 5/8       $0.58
     Second quarter.............................  25 7/8  22 1/8        0.61
     Third quarter..............................  30 3/4  25 5/16       0.70
     Fourth quarter.............................  30 1/2  27 15/16      0.80

  For the first three quarters of 1997, NEIC declared a regular distribution of $0.53 per unit, plus special distributions resulting in the aggregate per unit distribution shown for such quarters. In the fourth quarter of 1997, NEIC declared a regular distribution of $0.55 per unit, plus a special distribution of $0.25 per unit.

  On February 2, 1998, the closing price of NEIC LP Units on the NYSE was $30 1/4 per NEIC LP Unit. On September 15, 1997, the last trading day prior to announcement of NEIC's initial plans for the Restructuring, the closing price per NEIC LP Unit on the NYSE was $27 1/8.

  Distribution Policy. The distributions set forth in the foregoing table were declared for periods prior to the Dropdown. Prior to the Dropdown, NEIC distributed to unitholders operating cash flow not required for normal business operations and working capital needs, including support of NEIC's growth strategy. NEIC defined operating cash flow as net income adjusted for amortization of intangibles, restricted unit plan compensation, and non-recurring items. NEIC did not consider capital gains as part of operating cash flow.

  After the Dropdown, NEIC intends to distribute to unitholders substantially all of the distributions that it receives from NEICOP, after accruing the Gross Income Tax, any applicable state tax, and any other expenses incurred by NEIC.

NEICOP

  Unit Prices. There is no trading market for NEICOP LP Units. In addition, there are significant contractual, securities law, federal income tax and other restrictions on a holder's ability to consummate a sale of NEICOP LP Units. See "Comparative Rights of Unitholders--Limited Transferability of NEICOP LP Units."

  Distribution Policy. As of December 31, 1997, NEICOP has not made any distributions with respect to NEICOP LP Units. NEICOP follows the distribution policy followed by NEIC prior to the Dropdown, by distributing to unitholders operating cash flow not required for normal business operations and working capital needs, including support of NEICOP's growth strategy. NEICOP defines operating cash flow as net income adjusted for amortization of intangibles, restricted unit plan compensation, and non-recurring items. NEICOP does not consider capital gains as part of operating cash flow. See "Comparative Per Unit Prices and Dividends--NEIC--Distribution Policy."

                         MANAGEMENT OF NEIC AND NEICOP

  For a description of the management of NEIC, including a discussion of executive compensation and certain relationships and related transactions, see "Item 10: Directors and Executive Officers of the Registrant," "Item 11:
Executive Compensation," "Item 13: Security Ownership of Certain Beneficial Owners and Management," and "Item 14: Certain Relationships and Related Transactions" in NEIC's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein by reference. The executive officers of NEIC hold comparable positions at NEICOP.

                      PRINCIPAL HOLDERS OF NEIC LP UNITS

  As of December 31, 1997, there were 6,274,980 NEIC Units outstanding, owned by one holder of NEIC GP Units (NEIC, Inc.) and approximately 450 holders of record of NEIC LP Units. The following table sets out information as of December 31, 1997, as to (i) each person known by NEIC to hold 5% or more of the outstanding NEIC Units (or who would own 5% or more of the outstanding NEIC Units assuming it exchanged all of its NEICOP LP Units for NEIC LP Units in "block transfers" as described below), (ii) each director of NEIC, Inc.,
(iii) each officer of NEIC, Inc. who was a "Named Executed Officer" in NEIC's annual report on Form 10-K for the year ended December 31, 1996, and (iv) all directors and executive officers of NEIC, Inc. as a group. The table indicates both (i) the number of NEIC Units owned by each such person, and (ii) for each such person who owns at least 2% of the total NEICOP Units outstanding (in general not including those NEICOP Units held by NEIC, Inc., NEIC or their respective affiliates), and is therefore able to exchange its NEICOP LP Units for NEIC LP Units in "block transfers" under the regulations promulgated pursuant to Code Section 7704, the number of NEIC LP Units that such person would own assuming it exchanged all of its NEICOP LP Units for NEIC LP Units. However, since NEICOP LP Units may only be exchanged for NEIC LP Units with the consent of the Managing General Partner, who will not consent to any transfer that creates a risk that such transfers will not fit into the safe harbors described in the Treasury Regulations under Code Section 7704 or that NEICOP will be required to register any class of its securities under the Exchange Act, the NEIC LP Units to be received in such exchange may not in fact be beneficially owned within the meaning of Rule 13d-3 under the Exchange Act. The total of the percentages in the fifth column of the following table exceeds 100% because, as required by Rule 13d-3 under the Exchange Act, the percentage ownership of each person reflected in such column assumes that (i) such person exchanged all of his NEICOP LP Units for NEIC LP Units, and (ii) no other person exchanged any NEICOP LP Units for NEIC LP Units. NEIC believes that, except as otherwise indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all of the NEIC Units indicated:

                                                         AMOUNT AND NATURE OF
                                                        BENEFICIAL OWNERSHIP OF
                          AMOUNT AND NATURE                  NEIC LP UNITS
                            OF BENEFICIAL                  (INCLUDING BLOCK
                              OWNERSHIP        PERCENT  TRANSFERS OF NEICOP LP    PERCENT
    BENEFICIAL OWNER      OF NEIC LP UNITS     OF CLASS      UNITS OWNED)         OF CLASS
    ----------------      -----------------    -------- -----------------------   --------
Metropolitan Life
 Insurance Company......       317,900(1)(2)     5.07%        21,033,900(1)(2)     77.93%
Reich & Tang, Inc.......       150,000(1)(3)     2.43%         6,195,900(1)(3)     50.74%
JV Investments, Inc.....             0            --             677,500(4)         9.90%
Peter B. Foreman........             0            --             677,500(5)         9.90%
Myron R. Szold..........             0            --             677,500(6)         9.90%
Roger O. Brown..........        20,000(7)          **            677,500(7)         9.90%
Snyder Holdings, Inc....       731,906(8)       11.87%           731,906(8)        11.87%
Earl J. Rusnak, Jr......             0            --             677,500(9)         9.90%
Sherwin A. Zuckerman....             0            --             677,500(10)        9.90%
Robert H. Harper........             0            --             677,500(11)        9.90%
Robert J. Sanborn.......             0            --             528,010(12)        7.89%
Oscar L. Tang+..........        71,084(13)       1.15%         2,936,210(13)       32.52%
William S. Antle III+...             0(14)        --                   0(14)         --
Robert J. Blanding+.....             0            --                   0             --
Paul E. Gray+...........           500             **                500              **
Harry P. Kamen+.........         3,000             **              3,000              **
Charles M. Leighton+....         2,862(14)(15)     **              2,862(14)(15)      **
Victor A. Morgenstern+..             0            --           1,000,000(16)       13.96%
Catherine A. Rein+......           750             **                750              **
Peter S. Voss+*.........           300(17)         **            350,300(17)        5.39%
G. Neal Ryland*.........         1,700(18)         **              1,700(18)          **
Sherry A. Umberfield*...             0            --                   0             --
Edward N. Wadsworth*....             0            --                   0             --
All directors and Named
 Executive Officers of
 NEIC, Inc. as a group
 (12 persons)...........        80,196           1.30%         4,295,322           41.38%

--------

 +Director

 *Named Executive Officer

**Less than 1%

  The footnotes to this table appear after the table entitled "Principal Holders of NEICOP Units," below.

  Of the approximately 6.2 million NEIC LP Units outstanding on December 31, 1997, 5.1 million were freely tradable without registration under the Securities Act. The resale of the remaining 1.1 million NEIC LP Units was restricted under the Securities Act, subject to the ability of certain holders of such NEIC LP Units to effect certain resales under an exemptive rule or pursuant to the exercise of registration rights and the lapse of such restrictions over time.

                    PRINCIPAL HOLDERS OF NEICOP UNITS

  As of December 31, 1997, there were 44,466,979 NEICOP Units outstanding, owned by two holders of NEICOP GP Units (NEIC, Inc. and NEIC) and approximately 75 holders of record and beneficial owners of NEICOP LP Units. The following table sets out information as of December 31, 1997, as to (i) each person known by NEICOP to hold 5% or more of the outstanding NEICOP Units, (ii) each director of NEIC, Inc., (iii) each officer of NEIC, Inc. who was a "Named Executed Officer" in NEIC's annual report on Form 10-K for the year ended December 31, 1996, and (iv) all directors and executive officers of NEIC, Inc. as a group. The number of NEICOP Units shown in the table includes NEICOP Units indirectly owned through ownership of NEIC Units. NEICOP believes that, except as otherwise indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all of the NEICOP Units indicated.

                                          AMOUNT AND NATURE OF
            BENEFICIAL OWNER              BENEFICIAL OWNERSHIP  PERCENT OF CLASS
            ----------------              --------------------  ----------------
Metropolitan Life Insurance Company.....       21,033,900(1)(2)      47.30%
New England Investment Companies, L.P...        6,274,980            14.11%
Reich & Tang, Inc.......................        6,195,900(1)(3)      13.93%
JV Investments, Inc.....................        2,260,900(4)          5.08%
Oscar L. Tang+..........................        2,936,210(13)         6.60%
William S. Antle III+...................                0(14)           --
Robert J. Blanding+.....................            9,000                **
Paul E. Gray+...........................              500                **
Harry P. Kamen+.........................            3,000                **
Charles M. Leighton+....................            2,862(14)            **
Victor A. Morgenstern+..................        1,000,000(16)         2.25%
Catherine A. Rein+......................              750                **
Peter S. Voss+*.........................          350,300(17)            **
G. Neal Ryland*.........................           31,044(18)            **
Sherry A. Umberfield*...................           50,310                **
Edward N. Wadsworth*....................           59,070(19)            **
All directors and Named Executive
 Officers of NEIC, Inc. as a group
 (12 persons)...........................        4,443,046             9.99%

--------

 +Director

 *Named Executive Officer

**Less than 1%

(1) Includes 133,800 NEICOP LP Units and 90,300 NEICOP LP Units contributed to the Restricted Unit Plan (the "RUP") of NEICOP by MetLife and RTI, respectively, as to which the contributing organizations retain certain income and reversionary rights, and that have not been awarded. The ownership of MetLife shown includes 110,000 NEIC LP Units issuable upon conversion of an equal number of NEIC GP Units owned by NEIC, Inc., which represent all NEIC GP Units outstanding.

(2)  The holder's address is One Madison Avenue, New York, NY 10010.

(3) All stockholders of RTI are parties to a stockholders' agreement relating to the maintenance of such corporation's status as an "S" corporation under the Code and which creates numerous reciprocal and other rights relating to the disposition of stock in RTI by the stockholders. The holder's address is P.O. Box 36, Armonk, NY 10504.

(4) The number of NEIC LP Units shown excludes 1,583,400 NEIC LP Units that may be acquired upon the permitted exercise of exchange rights with respect to NEICOP LP Units that may not be exercised within 60 days. The holder's address is 1999 Harrison, Suite 700, Oakland, CA 94612-3517.

(5) The number of NEIC LP Units shown excludes 769,554 NEIC LP Units that may be acquired upon the permitted exercise of exchange rights with respect to NEICOP LP Units that may not be exercised within 60 days. The number reflected in the tables represents NEICOP LP Units held by trusts for the benefit of Mr. Foreman and family members, with respect to which Mr. Foreman has sole discretionary authority as to voting and disposition. The holder's address is 225 W. Washington St., Suite 1650, Chicago, IL 60611.

(6) The number of NEIC LP Units shown excludes 257,052 NEIC LP Units that may be acquired upon the permitted exercise of exchange rights with respect to NEICOP LP Units that may not be exercised within 60 days. The holder's address is c/o Talon Asset Management, Inc., One North Franklin, Suite 450, Chicago, IL 60606.

(7) The number of NEIC LP Units shown excludes 237,971 NEIC LP Units that may be acquired upon the permitted exercise of exchange rights with respect to NEICOP LP Units that may not be exercised within 60 days. The numbers reflected in the tables represent NEIC LP Units and NEICOP LP Units held by trusts and partnerships for the benefit of Mr. Brown and family members, with respect to which Mr. Brown has sole discretionary authority as to voting and disposition. The holder's address is 225 W. Washington St., Suite 1650, Chicago, IL 60611.

(8) The holder's address is 350 California Street, Suite 1460, San Francisco, CA 94104.

(9) The number of NEIC LP Units shown excludes 120,289 NEIC LP Units that may be acquired upon the permitted exercise of exchange rights with respect to NEICOP LP Units that may not be exercised within 60 days. The holder's address is c/o Harris Associates, Two N. LaSalle St., Suite 500, Chicago, IL 60602.

(10) The number of NEIC LP Units shown excludes 38,822 NEIC LP Units that may be acquired upon the permitted exercise of exchange rights with respect to NEICOP LP Units that may not be exercised within 60 days. The numbers reflected in the tables include 150,000 NEICOP LP Units held a limited partnership of which Mr. Zuckerman serves as general partner. The holder's address is c/o Harris Associates, Two N. LaSalle St., Suite 1650, Chicago, IL 60602.

(11) The number of NEIC LP Units shown excludes 14,892 NEIC LP Units that may be acquired upon the permitted exercise of exchange rights with respect to NEICOP LP Units that may not be exercised within 60 days. The holder's address is c/o Harris Associates, Two N. LaSalle St., Suite 500, Chicago, IL 60602.

(12) The holder's address is c/o Harris Associates, Two N. LaSalle St., Suite 500, Chicago, IL 60602.

(13) All Mr. Tang's units are beneficially owned indirectly through stock ownership in RTI, and such units are included in the ownership attributed to RTI set out in the above tables. Included are (i) 828 NEIC LP Units and 33,386 NEICOP LP Units indirectly held by a trust for the lifetime benefit of Mr. Tang of which Mr. Tang is one of two trustees, and (ii) 20,181 NEIC LP Units and 813,404 NEICOP LP Units indirectly held by trusts for Mr. Tang's children, as to which Mr. Tang disclaims beneficial ownership. The holder's address is P.O. Box 36, Armonk, NY 10504.

(14) Does not include accounts holding values equal to 918 NEIC LP Units and 12,266 NEIC LP Units for Messrs. Antle and Leighton, respectively, under a plan whereby directors of NEIC, Inc. can defer some or all of their Board retainer and meeting fees.

(15) Includes 785 NEIC LP Units owned by Mr. Leighton's spouse as to which he disclaims beneficial ownership.

(16) Includes 250,000 NEICOP LP Units held by a limited partnership of which Mr. Morgenstern serves as general partner. The holder's address is c/o Harris Associates, Two N. LaSalle St., Suite 500, Chicago, IL 60602.

(17) Includes 300 NEIC LP Units held by a child of Mr. Voss, as to which Mr. Voss disclaims beneficial ownership. The holder's address is c/o NEIC Operating Partnership, L.P., 399 Boylston St., Boston, MA 02116.

(18) Includes 1,700 NEIC LP Units held by Mr. Ryland's children, as to which he disclaims beneficial ownership.

(19) Includes 20,000 NEICOP LP Units granted under the RUP which, assuming continuation of employment, will vest over the next two years.

  Of the approximately 44.5 million NEICOP Units outstanding on December 31, 1997, 16.4 million were not held by affiliates of NEIC and NEICOP. If those units were exchanged for NEIC LP Units pursuant to the Exchange Offer, they could be resold without further registration under the Securities Act. The remaining NEICOP LP Units are held by affiliates of NEIC. If those units were exchanged for NEIC LP Units pursuant to the Exchange Offer, they could not be resold unless they were subsequently registered or an exemption from registration (for example, under Rule 144) were available.

                     RELATIONSHIP BETWEEN NEIC AND NEICOP

THE DROPDOWN

  Prior to the Dropdown, NEIC held 100 NEICOP GP Units. At the time of the Dropdown, NEIC transferred all of its operating assets, subject to all of its liabilities, to NEIC, in exchange for NEICOP Units such that after the Dropdown, NEIC owned a number of NEICOP Units equal to the number of NEIC Units then outstanding. NEICOP currently conducts the business conducted by NEIC prior to the Dropdown.

  At the time of the Dropdown, NEIC and NEICOP entered into the Intercompany Agreement. Among other things, the Intercompany Agreement specifies the rights, duties, and obligations of NEIC and NEICOP with respect to each other.

RELATIONSHIP AMONG NEICOP, NEIC AND NEIC, INC.

  NEICOP has two general partners: NEIC, Inc., which serves as its Managing General Partner, and NEIC, which serves as its Advising General Partner. As Managing General Partner, NEIC, Inc. has the power to do any and all things it deems appropriate or necessary in the conduct of the business and affairs of NEICOP. As Advising General Partner, NEIC has (1) certain decision participation rights with respect to a management committee of NEICOP, and (2) certain approval rights with respect to certain transactions by NEICOP. The Advising General Partner may also generally act on behalf of NEICOP.

  NEIC, Inc. is also the sole general partner of NEIC, and therefore exercises substantial control over NEIC's business, including its role as Advising General Partner of NEICOP.

RESTRICTIONS ON NEIC'S ACTIVITIES

  In the Intercompany Agreement, NEIC agreed that, without the consent of NEICOP, (1) it will not issue NEIC LP Units (or securities convertible into NEIC LP Units) except in certain specified circumstances; (2) it will not amend the NEIC Partnership Agreement to circumvent Section 7.1(p) (relating to restructurings) or Section 13.1(b) (relating to removal of the general partner) thereof without the consent of a majority of NEICOP unitholders that are unaffiliated with NEIC, Inc.; (3) it will use its best efforts to maintain the listing of NEIC LP Units on the NYSE or another comparable securities market; and (4) it will file a listing application with the NYSE for NEIC LP Units issued to NEICOP or its unitholders pursuant to the Intercompany Agreement, and will use its best efforts to obtain the NYSE's approval of such listing applications.

NEIC'S COMMITMENT TO EXCHANGE NEIC LP UNITS (OR CASH AT NEIC'S OPTION) FOR NEICOP LP UNITS

  In the Intercompany Agreement, NEIC agreed that it will effect a continuing exchange offer of NEIC LP Units (or cash at NEIC's option) for NEICOP LP Units subject to and in accordance with the terms of the NEICOP Partnership Agreement. NEICOP agreed that any NEICOP LP Units acquired by NEIC in such exchange will automatically be exchanged for an equivalent number of NEICOP GP Units. NEIC also agreed that it will purchase the NEICOP LP Units of any unitholder of NEICOP if requested to do so by the Managing General Partner of NEICOP in connection with NEICOP's right of purchase described in "Comparative Rights of Unitholders--Right of Purchase of NEICOP LP Units."

NEIC'S COMMITMENT TO REGISTER CERTAIN NEIC LP UNITS

  In the Intercompany Agreement, NEIC also agreed (1) to use its best efforts to maintain an effective registration statement under the Securities Act to cover NEIC LP Units issued pursuant to the Exchange Offer; (2) to use its best efforts to maintain an effective registration statement (if it has not already done so) under the Securities Act relating to NEIC LP Units issued under the 1993 Equity Incentive Plan (the "1993 Plan") and 1997 Equity Incentive Plan (the "1997 Plan") of NEIC and NEICOP; and (3) to honor its obligations under various registration rights agreements to former holders of NEIC LP Units that exchanged those units for NEICOP LP Units in the Restructuring. Notwithstanding the foregoing, NEIC is not required to comply with these obligations if it would require NEIC to disclose any information about itself or its affiliates which NEIC in its sole discretion deems inadvisable to disclose and is not then required to disclose. NEICOP agreed to reimburse NEIC for the costs and expenses incurred by NEIC in fulfilling these commitments.

NEICOP'S COMMITMENT TO COOPERATE WITH NEIC WITH RESPECT TO NEIC'S SECURITIES LAW AND NYSE-RELATED OBLIGATIONS

  In the Intercompany Agreement, NEICOP agreed (1) to provide NEIC with such financial statements and other information regarding NEICOP as are necessary for NEIC to timely file all reports required by any governmental agency, and to cooperate with NEIC in the preparation and filing of such reports; and (2) to cooperate with NEIC to obtain the approval of the NYSE (or such comparable national securities market on which NEIC LP Units are then listed or quoted) of listing applications filed by NEIC pursuant to the Intercompany Agreement.

COORDINATION OF VOTING

  In the Intercompany Agreement, NEIC and NEICOP agreed that the NEICOP Units held by NEIC will be "looked through" for purposes of any vote of the unitholders of NEICOP. Whenever NEICOP solicits the votes of its unitholders on an issue, NEIC agreed to submit the same issue to its unitholders, and vote its NEICOP Units for, against, withhold its vote, or abstain from voting, in the same proportions as are the units for which voting instructions are solicited by NEIC. The voting coordination mechanics are discussed in greater detail in "Comparative Rights of Unitholders--Look-Through Voting." NEIC also agreed to exercise its right to call for a meeting of the partners of NEICOP when it receives requests to do so from holders of NEIC LP Units representing (based on the NEICOP Exchange Ratio (the reciprocal of the NEIC Exchange Ratio) in effect at that time) a number of NEICOP Units held by NEIC that is sufficient to call a meeting under the NEICOP Partnership Agreement.

SHARING OF EXPENSES

  Pursuant to the NEICOP Partnership Agreement, NEICOP agreed to reimburse NEIC for certain expenses. See "Comparative Rights of Unitholders--Expenses."

NEIC'S COMMITMENT TO ISSUE NEIC LP UNITS TO NEICOP TO ENABLE NEICOP TO SATISFY ITS OBLIGATIONS UNDER ITS EMPLOYEE BENEFIT PLANS

  In the Intercompany Agreement, NEIC agreed to issue NEIC LP Units to NEICOP in exchange for a cash payment equal to the fair market value of such units, whenever NEICOP needs such NEIC LP Units to satisfy its obligations under its employee plans, including but not limited to the 1993 Plan, the 1997 Plan, and NEICOP's Restricted Unit Plan.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes certain federal income tax considerations and risks relating to the exchange of NEIC LP Units for NEICOP LP Units. This discussion does not consider the particular facts of each holder of NEICOP LP Units, nor does it address the tax consequences of the Exchange under the laws of any foreign jurisdiction or any state or locality in the United States. The precise federal, foreign, state and local tax consequences of the exchange to each holder of NEICOP LP Units may vary significantly depending on each holder's particular circumstances.

  This discussion is based upon the Code, Treasury Regulations, administrative rulings of the IRS, judicial decisions, and other applicable legal authority. This discussion is based on such authorities as of the date hereof. There can be no assurance that future legislative or administrative changes or court decisions will not significantly modify the law regarding the matters described herein and that such future changes will not have retroactive effect. Moreover, there can be no assurance that the periodic limited exchange offers contemplated herein will continue to be available to holders of NEICOP LP Units in the future. Neither NEIC nor NEICOP undertakes to apprise unitholders of any changes in the applicable legal authority occurring after the date hereof.

  Due to the lack of clarity of existing law and the unusual structure of NEIC and NEICOP, the precise federal income tax consequences of the Exchange Offer are uncertain. The following discussion is a summary of NEIC, Inc.'s best judgment as to the likely federal income tax consequences relating to these transactions. No private letter ruling has been or will be obtained from the IRS concerning any of the tax issues involved in the exchanges contemplated herein. There can be no assurance that the IRS will not take positions contrary to the tax consequences described below. If the IRS were to take and prevail with contrary positions, NEIC, NEICOP and their respective unitholders could be subject to adverse tax consequences.

  EACH HOLDER OF NEICOP LP UNITS IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX AND REPORTING CONSEQUENCES ARISING FROM THE EXCHANGE AS THEY MAY RELATE TO SUCH HOLDER'S OWN TAX SITUATION.

CONSEQUENCES OF THE EXCHANGE

  In the Intercompany Agreement, NEIC agreed to effect a continuing exchange offer of NEIC LP Units (or cash at NEIC's option) for NEICOP LP Units in accordance with, and subject to the limitations of, the provisions of the NEICOP Partnership Agreement. The transfer of NEICOP LP Units to NEIC in exchange for NEIC LP Units should in general be tax-free under Code Section
721. Accordingly, the transferring NEICOP unitholders should in general not recognize any gain or loss for federal income tax purposes as a result of the transfer. The tax basis in the NEIC LP Units is in general expected to be equal to the tax basis in the NEICOP LP Units exchanged therefor. The holding periods of the NEIC LP Units received will in general include the unitholders' holding periods for the NEICOP LP Units, provided that the NEICOP LP Units were held as a capital asset, although a new holding period will begin for any portion of each NEIC Unit attributable to Section 751 Assets. Although the law on this point is unclear, the portion of each unitholder's interest that represents Section 751 Assets should not be affected by the exchange.

  NEIC should not recognize any gain or loss as a result of the transfer of NEIC LP Units for NEICOP LP Units, and will take the NEICOP Units with a tax basis equal to the tax basis of the NEICOP Units in the hands of the unitholders immediately prior to the transfer (subject to possible adjustment with respect to allocations of NEICOP's recourse debt). NEIC's holding period for the NEICOP LP Units will in general include the holding period in the hands of the unitholders; however, NEIC's holding period for the portion of each NEICOP Unit attributable to Section 751 Assets may begin on the date of transfer. As a result of NEICOP's Code Section 754 election, NEIC might in certain limited circumstances receive a special basis adjustment under Code
Section 743 in connection with its receipt of NEICOP Units.

  If NEIC elects to pay cash to participants in an exchange, the transferring NEICOP unitholders will recognize gain or loss for federal income tax purposes based in general on the difference between the cash consideration and the adjusted tax basis in the NEICOP LP Units. Such gain or loss will generally be taxable as mid-term or long-term capital gain or loss to the extent the unitholder has a holding period of more than twelve or eighteen months, respectively, in the relevant units; however, a unitholder will recognize ordinary income to the extent that the sale proceeds attributable to Section 751 Assets exceeds the basis, if any, attributable to such assets (even if there is a net taxable loss on the transaction). Because the intangible assets giving rise to Code Section 197 amortization deductions will be treated as Section 751 Assets, if such assets maintain their values, unitholders who have been allocated amortization deductions will have ordinary income on the exchange equal to the amount of amortization deductions previously taken with respect to the NEICOP LP Units exchanged. If, however, there is a loss on the exchange and such loss is attributable to the decline in the value of the intangible assets, the loss in some circumstances might be deferred. In addition, holders may be prohibited from recognizing a loss on the exchange of NEICOP LP Units in certain other circumstances (e.g., the wash sale rules).

  If NEIC elects to pay cash to participants in an exchange, NEIC will not recognize any gain or loss on its receipt of NEICOP Units and will add the amount of the cash payment to its aggregate basis in its NEICOP Units. NEIC's holding period for the NEICOP Units it purchases for cash will likely begin on the date of transfer. The ongoing tax consequences to NEIC of choosing the cash option are discussed below in "Taxation of NEIC and its Partners."

TAXATION OF NEIC AND ITS PARTNERS

  NEIC believes that it is currently a "grandfathered" publicly traded partnership subject to transition relief from corporate taxation under amendments to the Code made in 1987. Under the Taxpayer Relief Act of 1997, a grandfathered publicly traded partnership may extend its partnership tax status from year-to-year indefinitely by electing to pay a Gross Income Tax for taxable years beginning on or after January 1, 1998. As indicated in "The Exchange Offer--Background of the Exchange Offer," NEIC has decided to pay the Gross Income Tax, an annual 3.5 percent tax on NEIC's gross income derived from its active conduct of trades and businesses and its distributive share of gross income derived from trades and businesses actively conducted by any of its lower-tier partnerships. It is anticipated that NEIC will continue to be treated as a partnership for federal income tax purposes, provided that it elects from year-to-year to pay the Gross Income Tax and that it does not add a substantial new line of business (which could occur through acquisitions or as the result of increased income (including Code Section 704(c) allocations) or assets relating to a business of a type not conducted by it before the effective date of the 1987 legislation). If NEIC were to cease to be treated as a partnership for federal income tax purposes, it would be subject to corporate level tax and its unitholders would in general be taxed on distributions from NEIC.

  NEIC believes that it should generally not be liable for any federal income tax other than the Gross Income Tax (and certain taxes and related interest and/or penalties that may arise if NEIC elects large partnership status and its tax returns are adjusted). Holders of NEIC LP Units will be required to report on their federal income tax return their allocable share of income, gains, losses, deductions and credits of NEIC. Holders of NEIC LP Units will not be entitled to a deduction for NEIC's payment of the Gross Income Tax, but will be required to reduce their basis in their NEIC LP Units for their proportionate share of such tax. Although there is a risk that the IRS will make certain technical arguments that NEIC should be taxed as a corporation, NEIC believes that it is unlikely that the IRS would assert and prevail with such a position.

  The exchange of NEICOP LP Units for NEIC LP Units should not affect allocations to the unitholders in respect of certain contributed property. Code Section 704(c) requires that allocations of taxable income in respect of property contributed to a partnership in a tax-free transaction should be made specially to the contributing partners so as to take account of the unrealized pre-contribution taxable gain or loss in the property, i.e., the variation between the contributor's adjusted tax basis in the property and the property's fair market value at the time of contribution. In general, although the law is unclear, any precontribution gain (subject in some cases to certain adjustments) later realized from the sale or exchange of property originally contributed to NEIC or NEICOP by a partner is expected to be specially allocated to the partner and to transferees of the partner. However, NEICOP and NEIC have the right to make so-called "remedial" and "curative" allocations, either of which could in some circumstances accelerate such income to contributing partners.

  If NEIC elects to pay cash in exchange for NEICOP Units, NEIC's aggregate basis in its NEICOP Units will increase, and, as a result of NEICOP's Code
Section 754 election, NEIC will receive a special basis adjustment under Code
Section 743. It is possible that NEIC will be able to amortize a portion of this special basis adjustment attributable to intangible assets pursuant to Code Section 197. The overall effects of such an exchange on NEIC and its unitholders are, however, unclear and may depend on the facts at the time of the exchange.

  NEIC intends to continue to use certain tax accounting methods and conventions employed by other publicly traded partnerships in order to promote uniformity among NEIC LP Units while effecting the allocations required by Code Section 704 and related Code provisions. The general partner of NEIC and the managing general partner of NEICOP have been granted expanded authority under the respective partnership agreements to make special allocations, including remedial and/or curative allocations under Code Section 704(c), to promote uniformity of NEIC LP Units. The use of, and need for, the special tax accounting methods and conventions is expected to increase following the Restructuring. While these accounting methods and conventions could be found not to be in strict compliance with the provisions of Code Section 704, NEIC believes that the accounting methods and conventions are consistent in general with the purposes of Code Section 704 and related Code provisions. If the allocation and accounting methods and conventions employed and to be employed by NEIC or NEICOP were successfully challenged by the IRS, different federal income tax consequences (including different allocations of amortization deductions) might attach to certain units. In such circumstances, the consequences to purchasers of a NEIC LP Unit may depend on the identity of the seller, and the market value and marketability of NEIC LP Units could be adversely affected.

TAXATION OF NEICOP AND ITS PARTNERS

  NEICOP is classified as a partnership for federal income tax purposes. Thus, provided that it is not classified as a publicly traded partnership, NEICOP should not be subject to any federal income tax. In general, holders of NEICOP LP Units are required to report on their federal income tax returns their allocable share of income, gains, losses, deductions and credits of NEICOP. The characterization of any item of profit or loss (e.g., as capital gain or loss rather than ordinary income or loss) is generally the same for a unitholder as it is for NEICOP.

  To avoid publicly traded partnership status, NEICOP substantially restricts the transfer of NEICOP LP Units. A partnership is treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. NEICOP LP Units will not be traded on a securities market, and NEIC, Inc. limits transfers of NEICOP LP Units that may otherwise cause NEICOP LP Units to be considered publicly traded. NEIC, Inc. generally will permit the transfers set forth in "The Exchange Offer--Limits on the Exchange Offer" that are not expected to cause NEICOP LP Units to be considered readily tradable on a secondary market or the substantial equivalent. In particular, NEICOP intends to implement the redemption and repurchase plan set forth in "The Exchange Offer--Exchange Procedure," to the extent consistent with the safe harbor provisions of regulations under Code Section 7704.

  There is a risk that the IRS might disregard the separate legal existence of NEICOP and treat NEIC and NEICOP as a single entity. If the IRS were to take and prevail with this position, NEICOP's entire gross income (including its distributive share of gross income from lower-tier partnerships) would likely be subject to the Gross Income Tax, rather than only the distributive share of such income allocated to NEIC. Alternatively, the IRS might take the position that NEIC's election of the Gross Income Tax is ineffective for the integrated entity and that the integrated entity should be subject to corporate tax. NEIC believes that it is unlikely that NEIC and NEICOP will be subject to corporate taxation under this argument.

DISPOSITION OF NEIC LP UNITS

  Gain or loss from a taxable sale or other disposition of NEIC LP Units will generally be based on the difference between the amount realized and the adjusted tax basis for the NEIC LP Units (and such gain or loss will generally be taxable as mid-term or long-term capital gain or loss to the extent that the holder has a holding period of more than twelve or eighteen months, respectively, in the relevant units). However, as is currently the case, a holder may recognize ordinary income from sale proceeds attributable to Section 751 Assets. Such ordinary income may exceed net taxable gain realized upon the sale of NEIC LP Units and may be recognized even if there is a net taxable loss on the sale of such units. Because the intangible assets giving rise to Code Section 197 amortization deductions will be treated as Section 751 Assets, if such assets maintain their values, sellers of NEIC LP Units who have been allocated amortization deductions in general will have ordinary income on sale equal to the amount of amortization deductions previously taken. If, however, there is a loss on the sale of NEIC LP Units and such loss is attributable to the decline in the value of intangible assets, the loss in some circumstances might be deferred until a holder disposes of all of such holder's NEIC LP Units. In addition, holders may be prohibited from recognizing a loss on the sale of NEIC LP Units in certain other limited circumstances (e.g., the wash sale rules).

  The IRS has ruled that a partner acquiring multiple interests in a partnership in separate transactions at different prices must maintain an aggregated adjusted tax basis in a single partnership interest consisting of the combined interests in the relevant partnership. Upon a disposition of a portion of such single interest, the partner would, under the ruling, be required to apportion equitably such partner's aggregate tax basis between the interest sold and the interest retained. It is not clear whether the ruling applies to publicly traded partnerships such as NEIC where the purchase price of certificated NEIC LP Units is readily ascertainable. However, if the ruling applies to NEIC, a holder acquiring NEIC LP Units at different prices would in effect be precluded from selecting which NEIC LP Units to sell, and thereby from selectively controlling the recognition of gain or loss.

                     CERTAIN SECURITIES LAW CONSIDERATIONS

  NEIC LP Units received in exchange for NEICOP LP Units by persons who are not affiliates of NEIC may be sold or transferred by such persons without further registration under the Securities Act. However, NEIC LP Units received in exchange for NEICOP LP Units by persons who are affiliates are subject to restrictions under the Securities Act, and may not be sold or otherwise transferred unless the NEIC LP Units are subsequently registered under the Securities Act or an exemption therefrom is available, including compliance by such holder with Rule 144 under the Securities Act. Participation in the Exchange does not grant any affiliate the right to register the NEIC LP Units received in the Exchange. Instead, the rights of an affiliate of NEIC to register NEIC LP Units received in the Exchange are governed by the registration rights agreements, if any, that such affiliate has entered into with NEIC.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the securities offered hereby will be passed upon by Smith, Katzenstein & Furlow, LLP, Wilmington, Delaware.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of NEIC for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the "Partnership Act"), as amended, gives a limited partnership the power to indemnify and hold harmless any partner or any other person against any and all claims and demands whatsoever, subject to any standards and restrictions set forth in its partnership agreement.

  In accordance with Section 17-108 of the Partnership Act, the NEIC Partnership Agreement provides that no Indemnitee shall be liable to NEIC or any partner of NEIC for any act or omission, provided that the Indemnitee acted in good faith and that no gross negligence or willful misconduct was involved. An "Indemnitee" is defined to include, among others, the general partner of NEIC, RTI, NEIC, NEICOP and each of their present and former directors, officers, partners, employees and agents. An Indemnitee is not presumed to have acted other than in good faith or to have engaged in gross negligence or willful misconduct by reason of the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent.

  In addition to providing for limited liability for any Indemnitee, the NEIC Partnership Agreement requires NEIC to indemnify any Indemnitee to the fullest extent permitted by law against expenses, judgments, fines and amounts paid in settlement incurred in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which the Indemnitee was or is a party or is threatened to be made a party (i) by reason of their capacity in connection with NEIC or (ii) by reason of any act or omission by the Indemnitee taken in such capacity relating to the NEIC Partnership Agreement or the property, business, affairs or management of NEIC. The Indemnitee is entitled to have such expenses advanced by NEIC prior to the final disposition of the claim, demand or other proceeding upon the Indemnitee's delivery to NEIC of an undertaking to repay the advanced amount should it ultimately be determined that the Indemnitee is not entitled to be indemnified. Indemnification is not available to an Indemnitee who has not acted in good faith or where the act or omission which is the basis of the claim, demand, action, suit or proceeding involved the gross negligence or willful misconduct of such Indemnitee. An Indemnitee shall not be denied indemnification in whole or in part because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the NEIC Partnership Agreement.

  The indemnification provided under the NEIC Partnership Agreement is non-exclusive of an Indemnitee's other rights. The indemnity continues to benefit an Indemnitee no longer serving in a capacity qualifying one as an Indemnitee and also inures to the benefit of an Indemnitee's heirs, successors, assigns, administrators and personal representatives.

  The NEICOP Partnership Agreement contains exculpation and indemnification provisions that are substantially identical to those in the NEIC Partnership Agreement. These provisions generally protect the general partners of NEICOP and their directors, officers, and employees.

  In addition to indemnification from NEIC and NEICOP, officers and directors of NEIC, Inc. are indemnified in certain circumstances by NEIC, Inc. Section 67 of Chapter 156B of the Massachusetts General Laws provides that indemnification of directors and officers may be provided to the extent specified or authorized by the articles of organization or by-laws.

  The by-laws of NEIC, Inc. provide that NEIC, Inc. will indemnify each of its directors and officers to the extent legally permissible against all liabilities, expenses and fees of counsel reasonably incurred in connection with the defense or disposition of any civil or criminal action, suit or proceeding in which he or she may be involved or with which he or she may be threatened by reason of being or having been such a director or officer. A director or officer is entitled to have such expenses in connection with the defense of a claim advanced by

NEIC, Inc. prior to the final disposition of the claim upon the officer's or director's delivery to NEIC, Inc. of an undertaking to repay the advanced amount should it ultimately be determined that the officer or director is not entitled to be indemnified.

  Indemnification is not available to a director or officer who has been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interest of NEIC, Inc. If the matter for which an officer or director seeks indemnification relates to an employee benefit plan, such officer or director must have acted in the best interest of the participants or beneficiaries of such plan. In order for a director or officer to be indemnified for a matter disposed of by a compromise payment or pursuant to a consent decree, such disposition must be approved as in the best interests of NEIC, Inc. by one of (i) a disinterested majority of the directors; (ii) a majority of the disinterested directors (subject to certain conditions) or (iii) the holders of a majority of the outstanding stock (excluding holders with an interest).

  The indemnification provided under the by-laws is non-exclusive of an officer's or director's other rights, and inures to the benefit of an officer's or director's heirs, executors and administrators.

  NEIC, Inc. has purchased policies of insurance covering directors' and officers' liability and reimbursement of NEIC, Inc. for indemnification of a director or officer. The policies covering directors' and officers' liability provide for payment on behalf of a director or officer of any Loss (defined to include among other things, damages, judgments, settlements, costs and expenses) arising from claims against such director or officer by reason of any Wrongful Act (as defined) subject to certain exclusions.

  For the undertaking with respect to indemnification, see Item 22 herein.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBITS
 ------- -----------------------
   3.1.  Second Amended and Restated Agreement of Limited Partnership of New
         England Investment Companies, L.P. dated as of December 29, 1997, filed as Exhibit 1 to NEIC's Amendment on Form 8-A/A dated December
         29, 1997 to its Registration Statement on Form 8-A, incorporated by reference herein.
   3.2.  Amended and Restated Agreement of Limited Partnership of NEIC
         Operating Partnership, L.P., filed as Exhibit 1 to NEIC's Current
         Report on Form 8-K dated December 31, 1997, incorporated by reference herein.
   5.1.  Opinion of Counsel re: legality.*
  10.1.  Intercompany Agreement dated as of December 29, 1997 between New
         England Investment Companies, L.P. and NEIC Operating Partnership,
         L.P., filed as Exhibit 2 to NEIC's Amendment on Form 8-A/A dated
         December 29, 1997 to its Registration Statement on Form 8-A,
         incorporated by reference herein.
  23.1.  Consent of Independent Accountants.
  23.2.  Consent of Counsel (included in the opinion filed as Exhibit 5.1).*
  24.1.  Power of Attorney (included as part of the signature page to this
         Registration Statement).*

* Previously filed.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on the 10th day of February, 1998.

                                          New England Investment Companies,
                                           L.P.

                                          By: New England Investment
                                              Companies, Inc., its General
                                              Partner

                                                  /s/ Edward N. Wadsworth
                                          By: _________________________________
                                          Name: Edward N. Wadsworth
                                          Title: Executive Vice President and
                                                 General Counsel

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed as of the 10th day of February, 1998 by the following persons in the capacities indicated.

SIGNATURE                                 SIGNATURE


                  *                                         *
-------------------------------------     -------------------------------------
Peter S. Voss                             Harry P. Kamen
Chairman of the Board, President,         Director
Chief Executive Officer and Director


                  *                                         *
-------------------------------------     -------------------------------------
G. Neal Ryland                            Charles M. Leighton
Executive Vice President and              Director
Chief Financial Officer


                  *                                         *
-------------------------------------     -------------------------------------
Stephen D. Martino                        Victor A. Morgenstern
Senior Vice President and Controller      Director


                  *                                         *
-------------------------------------     -------------------------------------
William S. Antle, III                     Catherine A. Rein
Director                                  Director


                  *                                         *
-------------------------------------     -------------------------------------
Robert J. Blanding                        Oscar L. Tang
Director                                  Director


                  *                               /s/ Edward N. Wadsworth
-------------------------------------     * ___________________________________
Paul E. Gray                              By  Edward N. Wadsworth
Director                                      Attorney-In-Fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBITS
 ------- -----------------------
   3.1.  Second Amended and Restated Agreement of Limited Partnership of New
         England Investment Companies, L.P. dated as of December 29, 1997, filed as Exhibit 1 to NEIC's Amendment on Form 8-A/A dated December
         29, 1997 to its Registration Statement on Form 8-A, incorporated by reference herein.
   3.2.  Amended and Restated Agreement of Limited Partnership of NEIC
         Operating Partnership, L.P., filed as Exhibit 1 to NEIC's Current
         Report on Form 8-K dated December 31, 1997, incorporated by reference herein.
   5.1.  Opinion of Counsel re: legality.*
  10.1.  Intercompany Agreement dated as of December 29, 1997 between New
         England Investment Companies, L.P. and NEIC Operating Partnership,
         L.P., filed as Exhibit 2 to NEIC's Amendment on Form 8-A/A dated
         December 29, 1997 to its Registration Statement on Form 8-A,
         incorporated by reference herein.
  23.1.  Consent of Independent Accountants.
  23.2.  Consent of Counsel (included in the opinion filed as Exhibit 5.1).*
  24.1.  Power of Attorney (included as part of the signature page to this
         Registration Statement).*

* Previously filed.